                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                           --------------------------



                                     FORM 10



                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR 12(g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



                       THE DENNIS FUND LIMITED PARTNERSHIP
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             (Exact Name of Registrant as Specified in Its Charter)



                     CONNECTICUT                                06-1456461
--------------------------------------------------------  ----------------------
            (State or Other Jurisdiction of                 (I.R.S. Employer
             Incorporation or Organization)                 Identification No.)



TWO AMERICAN LANE, P.O. BOX 5150, GREENWICH, CONNECTICUT        06831-8150
--------------------------------------------------------  ----------------------
      (Address of Principal Executive Offices)                   (Zip Code)


Registrant's telephone number, including area code:        (203) 861-1000
                                                     ---------------------------


Securities to be registered pursuant to Section 12(b) of the Act:      NONE
                                                                   -------------



Securities to be registered pursuant to Section 12(g) of the Act:


                          LIMITED PARTNERSHIP INTERESTS
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                                (Title of Class)

ITEM 1.           BUSINESS.


OVERVIEW

The Dennis Fund Limited Partnership (the "Partnership") was formed as a limited partnership on June 18, 1996 under the Connecticut Uniform Limited Partnership Act (the "Partnership Act"). The Partnership maintains its principal office at Two American Lane, P.O. Box 5150, Greenwich, Connecticut 06831-8150, with a telephone number of (203) 861-1000. The Partnership is engaged in the business of trading, buying, selling, spreading, swapping or otherwise acquiring, holding or disposing of commodities, futures contracts, forward contracts, foreign exchange commitments, exchange for physicals, swap contracts, spot (cash) commodities and other items, options on the foregoing, and any rights pertaining to the foregoing contracts, instruments or investments throughout the world ("Commodities"). The objective of the Partnership's business is appreciation of the assets through the speculative trading of Commodities. Although currently the Partnership's activities are intended to be limited to trading Commodities and investing capital not needed for margin purposes in securities approved by the Commodity Futures Trading Commission (the "CFTC") for investment of customer funds, the Limited Partnership Agreement of the Partnership, dated June 18, 1996 and as amended on December 15, 1997 (the "Partnership Agreement"), also permits the Partnership to trade (i) any security as defined in Section 2(1) of the Securities Act of 1933, as amended (the "1933 Act"), (ii) any option, warrant or other right on or pertaining to any of the foregoing, whether in the United States of America or anywhere else throughout the world, and (iii) any other investment or transaction that the General Partner (as defined herein) deems, in its sole discretion, to be consistent with the objectives of the Partnership (with Commodities, collectively, the "Investments").

In June, 1996, the Partnership commenced a private placement of units of limited partnership interest ("Units") in reliance on the exemptions afforded by, among others, Section 4(2) of the 1933 Act and Rule 506 of Regulation D promulgated thereunder. Units are offered monthly at a price per Unit equal to the then-current Net Asset Value per Unit (as defined below) plus a selling commission equal to 5% unless such selling commission is waived in whole or in part. Since the Partnership began the private placement in 1996, through March 1999, 27,357.6775 Units had been sold for a total of $38,406,152. See "Item 10. Recent Sales of Unregistered Securities". The minimum subscription is $26,250 for new investors other than IRAs (as defined herein) and Keogh plans, or $10,500 for Employee Benefit Plans and existing limited partners of the Partnership ("Limited Partners"), which amounts include selling commissions of $1,250 and $500, respectively. "Net Asset Value" of the Partnership in general means total assets of the Partnership, including, but not limited to, all cash and cash equivalents, accrued interest, earned discount, and open Commodities positions, less total liabilities, including, but not limited to, brokerage commissions that would be payable with respect to the closing of open Commodities positions, all as determined in accordance with the principles set forth in the Partnership Agreement or, where no such principles are specified therein, in accordance with United States generally accepted accounting principles applied on a consistent basis ("GAAP"). "Net Asset Value per Unit" means the Net Asset Value of the Partnership divided by the number of Units outstanding as of the date of determination. The value of all Commodities shall be the market value thereof. The market value of a Commodity traded on an exchange shall be based upon the settlement price on the exchange on the date of determination; provided, however, that if a Commodity could not be liquidated on the day with respect to which the assets of the Partnership are being determined, the settlement price on the first subsequent day on which the contract could be liquidated shall be the basis for determining the liquidating value thereof. The market value of a forward contract, a swap contract, or any other off-exchange contract, instrument, or transaction shall mean its market value as determined by the General Partner on a basis consistently applied.

Investors receive a Confidential Private Placement Memorandum and Disclosure Document (the "Disclosure Document") which sets forth the material terms of the investment. The Disclosure Document is updated every nine (9) months or upon any material change (whichever is sooner), as required by the regulations promulgated under the Commodity Exchange Act, as amended (the "CEAct"), and filed with the CFTC for compliance therewith.



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


Since October, 1996, the Partnership has engaged in the speculative trading of Investments and will continue to do so until its dissolution and liquidation, which will occur on the earlier of December 31, 2026 or the occurrence of any of the events set forth in Article VIII, Section 8.1 of the Partnership Agreement. A copy of the Partnership Agreement is being filed herewith as Exhibit 3.2.

The Partnership's general partner, Kenmar Advisory Corp. (the "General Partner"), is a Connecticut corporation formed in September 1983 as a New York corporation and subsequently reorganized as a Connecticut corporation in January 1996. Kenneth A. Shewer is its Chairman and Marc S. Goodman is its President. Messrs. Shewer and Goodman are the General Partner's sole directors. All of the General Partner's stock is owned directly by Kenmar Holdings Inc., which is ultimately owned, indirectly and equally, by Messrs. Shewer and Goodman. The General Partner has been registered with the CFTC as a commodity pool operator ("CPO") and a member in good standing of the National Futures Association (the "NFA") in such capacity since February 1984. The registration of the General Partner with the CFTC and its membership in the NFA must not be taken as an indication that any such agency or self-regulatory body has recommended or approved either the General Partner or the Partnership.

Under the Partnership Agreement, responsibility for managing the Partnership is vested solely in the General Partner. The Limited Partners will not participate in the management or operations of the Partnership. Any participation by a Limited Partner in the management of the Partnership may jeopardize the limited liability of such Limited Partner. Responsibilities of the General Partner include, but are not limited to, the following: selecting and monitoring the commodity broker(s); determining whether the Partnership will make distributions; administering redemptions of Units; preparing periodic and annual reports to the Limited Partners; preparing reports, filings, registrations, and other documents required by applicable regulatory bodies, exchanges, or boards; depositing the Partnership's assets in the form of cash in an account or accounts at banks or brokers selected by the General Partner; borrowing money (but only in connection with making or taking delivery of a Commodity); directing the investment of the Partnership's assets; executing various documents on behalf of the Partnership and the Limited Partners pursuant to the power of attorney described below; and supervising the liquidation of the Partnership if an event causing termination of the Partnership occurs. To facilitate the execution of various documents by the General Partner on behalf of the Partnership, the Limited Partners appoint the General Partner, with full power of substitution, such Limited Partner's attorney-in-fact by executing the Signature Page of the Partnership Agreement and Power of Attorney and by becoming a Limited Partner. For additional information regarding the Partnership Agreement, see "Item 11. Description of Registrant's Securities to be Registered". The General Partner has selected E. D. & F. Man International Inc. (the "Broker") to be the broker for the Partnership.

The Partnership itself does not have any employees. Rather, the General Partner, in its capacity as a CFTC-regulated CPO, employs 42 persons (as of March 31, 1999) and provides the Partnership with the services of certain personnel to conduct its operational activities.

The sole commodity trading advisor ("CTA") to the Partnership is Dennis Trading Group, Inc. (the "Advisor"), an Illinois corporation and registered CTA and CPO. The Advisor is responsible for making the trading decisions for the Partnership. Investors should note that the Advisor is the sole advisor for the Partnership.

The Partnership is not an operating company with "traditional" income or expenses. It is a stand-alone investment vehicle that offers investors the opportunity to participate in the futures markets under the guidance of a professional CTA.


FEES AND EXPENSES

The General Partner has complete discretionary authority regarding the admission of additional Limited Partners and may admit additional Limited Partners under terms and conditions comparable to or different from those under which the existing Limited Partners were solicited.




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


Except as otherwise noted, the fees and expenses set described are for investors who subscribe for Units on or after April 1, 1997. Limited Partners who subscribed for Units prior to April 1, 1997 were charged different Advisor fees and will continue to be charged those fees on those Units purchased prior to that date but will pay the Advisor fees described below with respect to any additional investments.

Fees to the General Partner

Offering Fee. For managing the continuing offering of Units, as of the end of each month, the Partnership currently pays to the General Partner a fee (the "Offering Fee") equal to 0.25% (3% annually) of that month's beginning Net Asset Value of the Partnership except that the Offering Fee for Million Dollar Investors will equal 0.0833% (1% annually) of each month's beginning Net Asset Value of the Partnership. A Million Dollar Investor will be charged the reduced Offering Fee by receiving a rebate equal to two-thirds of the Offering Fee. The amount of this reduction will be rebated monthly by the General Partner to the Partnership for the benefit of such Million Dollar Investor in the form of additional Units. A "Million Dollar Investor" is an investor whose aggregate investment in the Partnership (net of redemptions and excluding any appreciation and/or depreciation in Net Asset Value) equals or exceeds $1,000,000. The General Partner, in its sole and absolute discretion, will determine whether an investment or series of investments constitutes treatment as a Million Dollar Investor. The General Partner, in its sole discretion, is authorized to set its compensation for managing the continuing offering of Units. For additional information on the General Partner's authority, see "Conflicts of Interest -- The General Partner" below.

Advisor's Fees. As compensation for managing the Partnership, the General Partner currently receives 4/7 of the Advisor's management fee and 4/11 of the Advisor's incentive fee. See "Fees to the Advisor" below and "Item 7.
Certain Relationships and Related Transactions".

Out of all compensation paid to the General Partner, the General Partner may also pay selling agents additional selling compensation and/or compensation for ongoing services up to 3% annually.

Fees to the Advisor

Advisor's Management Fee. Pursuant to the Advisory Agreement (as defined herein), the Partnership currently pays to the Advisor a monthly management fee (the "Management Fee"). The monthly Management Fee is assessed proportionately:
(i) for Units purchased prior to April 1, 1997, the monthly Management Fee is equal to 1/6 of 1% (2% annually) of the Net Asset Value of the Partnership, and
(ii) for Units purchased on or after April 1, 1997, the monthly Management Fee is equal to 0.1458% (1.75% annually) of the Net Asset Value of the Partnership.

Advisor's Incentive Fee. Pursuant to the Advisory Agreement, the Partnership currently pays to the Advisor (i) a quarterly incentive fee equal to 25% of the Net New Trading Profits for Units purchased prior to April 30, 1997, and (ii) a quarterly incentive fee equal to 27.5% of the Net New Trading Profits for Units purchased on or after April 30, 1997.

"Net New Trading Profits" in general means the net trading profits (realized and change, if any, in unrealized) earned on the Partnership's net assets (excluding interest or interest-equivalent income), decreased by brokerage commissions (paid and change, if any, in accrued) and the Advisor's management fee, with all such items determined from the first day of the calendar quarter that immediately follows the last calendar quarter for which an incentive fee was earned by the Advisor (or, if no incentive fee was earned previously by the Advisor, from the commencement of trading) to the close of business on the last day of the calendar quarter with respect to which such incentive fee calculation was made. Operating expenses of the Partnership do not reduce Net New Trading Profits when calculating the Advisor's incentive fee.

Pursuant to an arrangement between the Advisor and the General Partner: (i) the Advisor receives 3/7 and the General Partner 4/7 of the management fee, and (ii) the Advisor receives 7/11 and the General Partner 4/11 of the incentive fee.



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

Other Fees and Expenses

Brokerage Commissions. The Partnership's current brokerage commission expense is $10 per roundturn transaction plus administrative "give-up" fees. Such "give-up" fees are expected to be approximately 0.4% of the Net Asset Value of the Partnership.

Administrative and Ongoing Operating Fees and Expenses. The Partnership will pay all administrative and ongoing operating fees and expenses. Ordinary administrative expenses include, but are not limited to, accounting, auditing, record keeping, administration, computer and clerical expenses (including expenses incurred in preparing reports and tax information to Limited Partners and regulatory authorities, printing and duplication expenses and mailing expenses), legal fees and expenses and other expenses incurred by such persons and by the General Partner and its affiliates in providing services to the Partnership. Legal fees and expenses include outside counsel's fax and copying charges and other disbursements (such as filing fees, whether paid by the General Partner or outside counsel). Such fees were approximately 0.5% (annualized) of the Net Asset Value of the Partnership for 1998 and are not expected to exceed 0.5% of the Net Asset Value of the Partnership per year.

Extraordinary Expenses. The Partnership is responsible for all extraordinary expenses (e.g., litigation expenses) incurred on behalf of the Partnership. As of March 31, 1999, the Partnership has not paid, and does not anticipate paying, any extraordinary expenses.

Other Expenses of the Limited Partners

Although not an expense of the Partnership, investors may be subject to a selling commission, payable to independent selling agents, equal to 5% of the then-current Net Asset Value per Unit unless the payment of all or any portion of such amount is waived.

The Partnership furnishes each subscriber with monthly statements and a certified annual report of financial condition covering certain aspects of the Partnership's operations.

The following chart reflects the actual fees and expenses for the periods presented.

                                                Year ended December 31,        Period June 18, 1996
                           Three months ended  --------------------------          (inception) to
                             March 31, 1999       1998             1997          December 31, 1996
                           ------------------  ----------        --------        -----------------
                                                        (in thousands)
Brokerage
   Commissions                  $420,211       $1,400,182        $943,428            $25,235

Management Fees                 $174,258       $  482,628        $219,334            $13,548

Incentive Fees                  $      0       $3,229,070        $702,920            $     0

General Partner's
   Offering Fees                $282,651       $  748,537        $324,867            $20,516

Operating Expenses              $ 50,108       $  135,589        $ 79,101            $19,825




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



INCOME TAX ASPECTS

THE PRIMARY BENEFIT INTENDED TO BE ACHIEVED FROM AN INVESTMENT IN THE PARTNERSHIP IS CURRENT INCOME AND CAPITAL APPRECIATION AND NOT TAX BENEFITS. THE INFORMATION BELOW IS PRESENTED TO GIVE PROSPECTIVE INVESTORS GUIDANCE AS TO CERTAIN FEDERAL INCOME TAX ASPECTS OF THEIR INVESTMENT IN THE PARTNERSHIP.

This discussion will outline some of the more significant aspects of Federal income tax law that might affect, or result from, an investment in the Partnership. This discussion is not intended as a substitute for careful tax planning. Each prospective Limited Partner should consult his own tax advisor to satisfy himself as to the income and other tax consequences of an investment in the Partnership generally and specifically with reference to his own tax situation.

The statements in this discussion are based upon current provisions of the United States Internal Revenue Code of 1986, as amended (the "Code"), existing and currently proposed Treasury Regulations, legislative history, administrative rulings, and judicial decisions, any of which could be changed at any time by legislation or otherwise. Thus, no assurance can be given that changes, including retroactive changes, will not be forthcoming which would affect the accuracy of any statements in this discussion. Prospective Limited Partners should be aware that, although the Partnership intends to adopt positions it believes are in accord with current interpretations of the Federal income tax law, the Internal Revenue Service (the "IRS") may not agree with the tax positions taken by the Partnership and that, if challenged by the IRS, the Partnership's tax positions might not be sustained by the courts. An examination of the Partnership's tax return could result in an audit of a Limited Partner's personal return and a disallowance or challenge of the treatment thereon or a challenge or disallowance of other items not attributable to an investment in the Partnership.

Interests are expected to be purchased by two types of investors: (i) tax-exempt Employee Benefit Plans (as defined herein) or other entities intended to be exempt from Federal income taxation, such as certain charitable, scientific and education organizations, funds and foundations ("Tax-exempt Limited Partners") and (ii) taxable individuals and entities ("Taxable Limited Partners"). Except where otherwise noted, the following discussion relates generally to the Federal income tax consequences of an investment in the Partnership by Taxable Limited Partners who are individuals who are either United States citizens or United States residents.

Partnership Status

Provided the Partnership does not elect to be taxed as a corporation, then subject to the discussion on publicly-traded partnerships in the following paragraphs, the Partnership should be classified as a partnership for Federal income tax purposes (and not as an association taxable as a corporation) and, therefore, as an entity, will not be subject to any Federal income tax. No ruling from the IRS with respect to partnership status has been or will be sought. In the absence of a ruling, there can be no assurance that the IRS will not successfully contend that the Partnership should be treated as an association taxable as a corporation.

Generally, a publicly-traded partnership is taxable as a corporation unless 90% or more of its gross income is composed of "qualifying income," including gains from the sale of commodities or futures, forwards and options with respect to commodities. A partnership will be considered publicly-traded if interests in the partnership are readily tradable on a secondary market or its substantial equivalent. The Partnership anticipates that at least 90% of its income will be qualifying income. Therefore, the Partnership should not be classified as an association taxable as a corporation. However, if the Partnership should at any time be classified as an association taxable as a corporation, the Limited Partners would not be treated as partners for tax purposes, income or loss of the Partnership would not be passed through to the Limited Partners and the Partnership would be subject to tax on its income at the rates applicable to corporations. In addition, all or a portion of distributions made by the Partnership to the Limited Partners could be taxable to them as dividends (to the extent of current or accumulated earnings and profits) or capital gains, while none of those distributions would



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be deductible by the Partnership in computing its taxable income. Any such recharacterization would reduce the after-tax return to a Limited Partner from his investment in the Partnership.

Taxation of Limited Partners

Subject to the publicly traded partnership rules, the Partnership, as an entity, will not be subject to any Federal income tax, and each Limited Partner will be taxed on his allocable share of the Partnership's taxable income, regardless of whether any cash is distributed. In any particular year, a Limited Partner's income tax liability attributable to Partnership income will likely exceed the cash distributed to him by the Partnership. Each Limited Partner will be required to report on his Federal income tax return his distributive share of Partnership income, gain, loss or deduction for each year. The character of an item of income or loss (e.g., as capital or ordinary) usually will be the same for the Limited Partner as for the Partnership. Moreover, the taxable income allocated to a Partner may bear no relationship to the amount debited or credited to his book Capital Account. Each Limited Partner may be entitled to deduct on his own income tax return his allocable share of the Partnership's net losses, if any, to the extent of the tax basis and the amount "at risk" (see "Tax and `At Risk' Basis of Limited Partnership Interests" below) of his Units at the end of the Partnership year in which such losses occur. The amount of each Partner's distributive share of income or loss will be based, in part, upon the method of accounting and the tax year of the Partnership and of any other partnership in which the Partnership invests, as discussed below.

Tax and "At Risk" Basis of Limited Partnership Interests

Generally, both the tax and "at risk" basis of any Limited Partner's Units will be equal to the amount paid for his Units reduced by the Limited Partner's share of Partnership distributions and net losses and increased by his share of Partnership net income. Partnership debt (attributable to direct borrowings or margin) may not be included in the tax or "at risk" basis of a Unit since such debt will not be a personal liability of the Limited Partners. Instead, the General Partner will be ultimately liable for such debt if it is not repaid by the Partnership.

Each Limited Partner's tax basis for his Units is important because it is used in measuring gain or loss (or tax basis of assets received) upon partial or complete dispositions and withdrawals by the Limited Partner of his Units. Tax basis is also important because a Limited Partner may not deduct his share of any Partnership net losses to the extent that they exceed his at risk tax basis. This limitation may be material to a Limited Partner who finances the acquisition of his Units with funds borrowed with non-recourse debt. Each Limited Partner should compute his own tax basis in the Partnership since the Partnership does not intend to compute the tax basis of each Limited Partner in the Partnership.

Partnership Allocation of Profits and Losses

For Federal income tax purposes, a Limited Partner's distributive share of items of Partnership income, gain, loss, or deduction will be determined as provided under the Partnership Agreement.

Treasury regulations set forth requirements to determine when partnership profit and loss allocations will be respected for Federal income tax purposes. While the General Partner believes that, if examined, the Partnership's allocations will be respected, there is no assurance that the regulations could not be interpreted by the IRS in a manner materially adverse to the Limited Partners. If the allocations provided by the Partnership Agreement are not respected by the IRS or otherwise require amendment for Federal income tax purposes, the amount of taxable income allocated to any Partner for Federal income tax purposes may be increased, without any corresponding increase in distributions to pay the additional tax liability.

Cash Distributions, Withdrawals and Redemptions of Units

Cash distributions from a partnership are generally not equivalent to partnership income as determined for income tax purposes. A Limited Partner will normally not recognize additional taxable income resulting from



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Partnership distributions except that a Limited Partner may be allocated taxable income upon a partial or complete withdrawal from the Partnership. However, any cash distribution (whether on a withdrawal, redemption or otherwise) in excess of a Limited Partner's tax basis will be taxable to him as though it was attributable to a sale or exchange of his Partnership interest. Loss will be recognized only if, after the distributions following the complete redemption of a Limited Partner's Partnership interest, he has any tax basis remaining in the Partnership, in which case he will recognize loss to the extent of such remaining basis.

Provided the Limited Partner is not a dealer in "securities", such gain or loss generally will be capital gain or loss, subject to an exception for certain types of partnership income (e.g., original issue discount or market discount which has accrued, but not yet been recognized, as discussed in "Recognition and Characterization of Partnership Income" below.)

Deduction of Partnership Expenses

The Partnership will be deducting certain operating expenses including reimbursements that it will pay to the General Partner. Applicable case law indicates that expenses, including reimbursements such as those that will be paid to the General Partner, must be "ordinary and necessary" in order to be deductible by the Partnership. Whether such expenses are ordinary and necessary and incurred in connection with a trade or business depends to a large extent on a factual determination of the purposes for which they are paid and their reasonableness in light of the Partnership's forecasted operations. The IRS may closely examine the deductions for these fees and expenses, and may challenge such deductions based upon such payments being excessive or based upon a recharacterization of such payments. In that event, each Limited Partner may be required to report and pay tax on an increased allocable share of Partnership income, without any corresponding increase in distributions to pay the additional tax liability.

The Partnership will take the position that it is engaged in a trade or business on its Federal income tax returns, and that expenses allocated to Limited Partners are not investment expenses. Investment expenses characterized as miscellaneous itemized expenses are deductible only to the extent that the aggregate amount of such expenses exceeds two percent (2%) of an individual taxpayer's adjusted gross income. Moreover, the deduction for allowable itemized deductions (other than medical expenses, casualty and theft losses and investment interest) is reduced by an amount equal to three percent (3%) of a taxpayer's adjusted gross income in excess of a threshold amount. This amount is $126,600 in 1999 for taxpayers filing jointly and is increased annually to account for inflation. No assurance can be given that the IRS will not successfully contend that the Partnership's expenses should be treated as incurred in investment activities, rather than in a trade or business. The IRS also may attempt to recharacterize any incentive allocation to the General Partner as a miscellaneous itemized expense.

Offering Fee Rebate for Million Dollar Investors

A Million Dollar Investor will be charged the reduced Offering Fee by receiving a monthly rebate equal to two-thirds of the Offering Fee, in the form of additional Units. The General Partner expects that the issuance of additional Units pursuant to such rebate should not result in any adverse tax consequences to a Million Dollar Investor. However, the IRS might recharacterize the Offering Fee such that the rebate and the issuance of additional Units may be treated as ordinary income in an amount equal to the value of such additional Units, and any corresponding deduction for the Offering Fee may be disallowed in whole or in part.

Sale or Redemption of Partnership Units

Upon the sale or redemption of his Units, the selling Limited Partner will recognize gain or loss measured by the difference between the consideration received and his adjusted tax basis in the Units (adjusted for such Limited Partner's distributive share of Partnership net income or net losses or deduction attributable to such Partnership interest for the portion of the year such Units are owned by such Limited Partner). If the selling Limited Partner is not a "dealer" in securities, such gain or loss generally will be capital gain or loss, subject to an exception for certain types of partnership income (e.g., original issue discount or market discount which has accrued, but not yet been recognized, as discussed in "Recognition and Characterization of Partnership Income" below).

Recognition and Characterization of Partnership Income

The Partnership's investments are expected to generate ordinary income (or loss) as well as short-term and long-term capital gains (or losses). As the character and timing of Partnership income depends on the performance of each investment, it is impossible to predict the character or magnitude of such income for any year. The Internal Revenue Service Restructuring and Reform Bill of 1998 revised the treatment of capital gains and losses for non-corporate investors. For sales and exchanges of capital assets occurring after December 31, 1997, assets must be held for more than twelve months for gains to qualify as long-term capital gains, and such gains are generally taxed at a 20% rate. Gains or losses from sales of capital assets that are held for less than twelve months are treated as short-term gains (or losses) and are taxed at ordinary income rates. Capital losses may be used only to offset capital gains plus (for individuals) up to $3,000 of ordinary income annually. Rules which govern the manner in which Partnership income will be realized are complex and varied. The following discussion is intended to highlight only some of those rules; it is not an exhaustive description. Investors are urged to consult their own tax advisors as to the specific tax treatment of the Partnership's transactions.

Section 1256 Contracts. The Code distinguishes between "Section 1256 Contracts" and other interests in property. Section 1256 Contracts include commodity futures contracts, certain foreign currency contracts and non-equity options. Moreover, the Partnership may from time to time trade in certain foreign currency contracts or options. Under the Code, open positions in Section 1256 Contracts at the end of the taxable year are marked-to-market as if they had been sold at their fair market value on such date. Unrealized gains and losses on open positions in Section 1256 Contracts held by the Partnership at the end of its taxable year are taken into account along with realized gains and losses of the Partnership in determining each Partner's distributive share of taxable gain and loss. Appropriate adjustment is made to the gain or loss realized upon the ultimate disposition of Section 1256 Contracts to reflect the fact that unrealized gain or loss was reported in the prior year.

Except as provided by Section 988 of the Code, gain or loss from marking-to-market generally is deemed to consist of 60% long-term capital gain or loss and 40% short-term capital gain or loss (so-called, "60/40 Rule"), regardless of the period for which the Section 1256 Contracts are held and regardless of whether the taxpayer's positions in Section 1256 Contracts were short or long. Net long-term capital gains are subject to Federal income tax at a maximum stated rate of 20% for individuals, while ordinary income and net short-term capital gains are subject to tax at a maximum stated rate of 39.6%. Thus, Section 1256 Contracts may be subject to tax at more favorable rates than other investments.

Foreign Currency Transactions. The Partnership may recognize income from contracts that are denominated in a foreign currency. Generally, foreign currency gain or loss from a transaction described in Code Section 988 realized by reason of a change in the exchange rate, will give rise to ordinary income or loss. The Code, however, provides exceptions for certain contracts, options and other instruments which may either require mark-to-market treatment under rules applicable to Section 1256 Contracts or may otherwise give rise to short-term capital gain or loss.

Original Issue Discount; Market Discount and Bond Premium. The Partnership may acquire bonds and other debt instruments for less than their face amount. The amount of the discount will generally be treated as original issue discount ("OID") for debt instruments purchased at issue or as "market discount" for instruments purchased in the secondary market. The OID which accrues will be reported as interest income by the Limited Partners although the Partnership will not generally receive payments corresponding to this income until the maturity of or the disposition by the Partnership of the debt instrument. Market discount which accrues need not be recognized in income by the Partnership until maturity or disposition of the debt instrument, but in such case the Partnership will be unable to deduct interest expense it incurs to purchase or carry the instrument until the market discount is recognized in income. Taxable income from OID and market discount recognized by the Partnership will result in appropriate adjustments in any gain or loss recognized upon a sale, exchange or repayment of such obligations. If the Partnership purchases a bond at a cost which, generally, is in excess of the amount payable on maturity, the excess may constitute amortizable bond premium which is treated as a reduction of interest on such bond. If the Partnership makes an election under Section 171 of the Code, the Partnership generally allocates amortizable bond premium among the interest payments on the bond and the amount so allocated generally shall be applied against (and operate to reduce) the amount of such interest payments.

Conversion Transaction

Capital gains of the Partnership from "conversion transactions" will be recharacterized in part as ordinary income. "Conversion transactions" result in a gain that is primarily based upon the time value of a taxpayer's investment and not upon capital risk. The amount of the taxpayer's ordinary income will be computed by using 120% of an applicable Federal interest rate times the net investment in the transaction.

"Conversion transaction" defined. The anti-conversion rules are directed towards arrangements in which substantially all of the expected return is attributable to the time value of the net investment in the transaction (i.e., the functional equivalent of a loan). In addition, the arrangement would have to come within one of the following:

                  (1) A transaction in which the taxpayer acquires property and on a substantially contemporaneous basis enters into a contract to sell the property (or substantially identical property) for a determined price.

                  (2) A straddle as defined by Code Section 1092(c) (offsetting positions in personal property), except that for purposes of the anti-conversion rules, stock is included in the definition of personal property.

                  (3) A transaction that is marketed or sold as producing capital gains.

                  (4) Other transactions that will be specified in IRS regulations.

Special rules for options dealers and commodities traders. Transactions of options dealers in the normal course of dealing in options, and of commodities traders in the normal course of trading Code Section 1256 contracts will generally not be treated as conversion transactions. However, this exception does not apply (and Code Section 1258 applies) to any limited partner or limited entrepreneur if (i) substantially all of the limited partner's or limited entrepreneur's expected return from an entity is attributable to the time value of the net investment, (ii) the transaction was marketed or sold as producing capital gains treatment, or (iii) the transaction is specified in regulations.

The preceding discussion is a basic synopsis of the taxation of transactions involving various types of securities. The discussion does not cover some of the more complex provisions relating to the taxation of these and other transactions. Therefore, investors are urged to consult their own tax advisors as to the tax treatment of transactions in which the Partnership may engage.

Minimum Tax on Tax Preferences

Noncorporate taxpayers are subject to the alternative minimum tax to the extent it exceeds their regular tax. The alternative minimum tax rate for individuals is 26% on alternative minimum taxable income up to $175,000 ($87,500 for married persons who file separate returns) and 28% thereafter. The alternative minimum tax exemption amount is $45,000 ($22,500 for married persons who file separate returns). Taxpayers liable for alternative minimum tax are required to make estimated tax payments. Miscellaneous itemized deductions are generally not allowable in computing alternative minimum taxable income. Thus, a Limited Partner may not be able to deduct his share of Partnership fees and expenses including, perhaps, his share of any incentive allocation to the General Partner, in determining his alternative minimum taxable income.

The extent, if any, to which a Limited Partner will be subject to the alternative minimum tax will depend on that Limited Partner's overall tax situation. Consequently, prospective Limited Partners should consult their tax advisors to determine the potential impact, if any, of the alternative minimum tax on their investment in the Partnership in light of their particular tax situation.

Limitation on Deduction of Investment Interest

The Partnership will take the position that it is engaged in a trade or business on its Federal income tax returns, and that interest incurred by the Partnership is not an investment expense. No assurance can be given that the IRS will not successfully contend that the interest expense should be treated as incurred in investment activities. In that event, interest expense incurred by a Limited Partner to acquire or carry his Partnership interest, will be investment interest ("Investment Interest"). An individual may deduct Investment Interest only to the extent of his net investment income (i.e., the excess of non-trade or business income from interest, dividends and gain from the disposition of investment property over expenses incurred in earning such income) from the Partnership or other investments. In computing net investment income, long term capital gains are includable only if a Limited Partner elects to have such gains taxed at the same rate as his ordinary income.

Investment Interest in excess of net investment income may be deducted in subsequent years limited by the amount of net investment income in such year(s). The Investment Interest limitation is computed separately by each Limited Partner and not by the Partnership.

Interest Incurred to Purchase Tax Exempt Obligations

Section 265(a)(2) of the Code may disallow any deduction for interest on indebtedness of a taxpayer or a related person incurred or continued to purchase or carry obligations the interest on which is wholly exempt from tax. The IRS announced in Revenue Procedure 72-18 that the prescribed purpose will be deemed to exist with respect to indebtedness incurred to finance a "portfolio investment." The Revenue Procedure further states that a limited partnership interest will be regarded as a "portfolio investment," unless rebutted by other evidence. Therefore, in the case of a Limited Partner owning tax-exempt obligations, his allocable portion of any interest expense incurred to purchase or carry a Partnership interest may be viewed as incurred to continue carrying tax-exempt obligations, and if so, the Limited Partner would not be allowed to deduct all or a portion of such interest. Moreover, the deduction of any interest expense incurred by a Limited Partner or by the Partnership may also be limited if the Partnership invests in tax-exempt obligations.

Income and Losses from Passive Activities

Losses derived by a limited partner from business activities of a limited partnership in which the taxpayer does not materially participate ("passive activities") are generally only deductible to the extent of income from other passive activities. However, portfolio income (such as dividends, interest and gain from the sale of securities which are actively traded or held for investment) or "non-passive" income is not treated as income from a passive activity, and thus may not be offset by losses from passive activities.

All of the Partnership's income will likely be portfolio or non-passive income. Therefore, Partnership net income allocable to a Limited Partner likely cannot be offset by losses from a Limited Partner's passive activities. However, Partnership losses, if any, should not be subject to the limitation on the deduction of losses from passive activities.

Tax-exempt Partners

Each Tax-exempt Limited Partner will be subject to tax on its unrelated business income, and must file a tax return reporting such income. As discussed below, the Partnership may generate unrelated business taxable income allocable to Tax-exempt Limited Partners. To the extent a Tax-exempt Limited Partner is allocated unrelated business income from the Partnership, it is generally subject to the same provisions as Taxable Limited Partners with respect to reporting and paying tax (including estimated tax) on such income. Tax-exempt Limited Partners that have never realized unrelated business income should thus be aware that they will be subject to the requirement of making quarterly estimated income tax payments for any unrelated business income allocated to them by the Partnership beginning with the quarter in which they are admitted into the Partnership. The Partnership will attempt to provide each Tax-exempt Limited Partner with an estimate of the Partnership's prior year's unrelated business income so that each Tax-exempt Limited Partner can attempt to make timely estimated tax payments. However, there can be no assurance that the Partnership's unrelated business income for a prior year will be equal to its unrelated business income in the following tax year. If the Tax-exempt Limited Partner is a trust, the tax rates would be the rates applicable to trusts (including alternative minimum tax). If the Tax-exempt Limited Partner is not a trust, it would be subject to corporate tax rates (including alternative minimum tax).

"Unrelated business income" is the gross income derived by an exempt organization from any unrelated trade or business regularly carried on by it or by a partnership of which it is a member. Specific deductions which are directly connected with the carrying on of such trade or business, computed with modifications, are allowed. Even if the Partnership is not characterized as being in a trade or business, the Partnership will likely be operated in such a manner as to result in the receipt of unrelated business income by Tax-exempt Limited Partners, as described below.

Each prospective Tax-exempt Limited Partner is strongly urged to consult its own advisor regarding the possible repercussions of an investment in the Partnership since various investment strategies may be viewed differently by the Partnership and the IRS.

Exclusions from Unrelated Business Income. Unless realized with respect to "debt-financed" property (discussed below), dividends, interest and gains from the sale or exchange or other disposition of capital assets are specifically exempted from classification as unrelated business income. Unrelated business taxable income also does not include gains or losses recognized in connection with the organization's investment activities, or from the lapse or termination of an option to buy or sell securities. Subject to the debt-financed property rules below, most, if not all, of the Partnership's income should be excluded from unrelated business income even if the Partnership is regarded as being in a trade or business.

Debt-financed Property. Notwithstanding the exclusions discussed in the preceding paragraph, a Tax-exempt Limited Partner will be taxed on its distributive share of any income from the Partnership to the extent that either the Tax-exempt Limited Partner's investment in the Partnership or the Partnership's investment in the asset from which such income is derived is debt-financed. An investment by the Partnership (or an investment by a Partner in the Partnership itself) will be debt-financed (i) if indebtedness incurred before the investment would not have been incurred but for the investment, (ii) if the investment is actually made with the use of borrowed funds, or (iii) if the investment necessitates future borrowings and this eventuality was foreseeable at the time the investment was made.

$1,000 Annual Exemption. Each Tax-exempt Limited Partner is allowed in the aggregate a $1,000 annual exemption from tax on its unrelated business income. Therefore, if a Tax-exempt Limited Partner has unrelated business income from other investments, only a portion of the $1,000 exemption may be available to offset any taxable income from the Partnership, and the remainder of such income will be subject to tax.

State and Local Taxes. Tax-exempt Limited Partners will also generally be exempt from state and local taxation except as to any unrelated business income. However, Tax-exempt Limited Partners should consult with their own tax advisors concerning the applicability and impact of state and local tax laws.

Private Foundations, Charitable Remainder Trusts and other Organizations. In addition to any potential Federal or state income tax liability resulting from unrelated business income, private foundations that are otherwise exempt from taxation (and not exempt operating foundations) are subject to tax equal to two percent

(2%) of their net investment income in a taxable year. Net investment income is equal to gross investment income (interests, dividends, rents and payments with respect to securities, loans and royalties, unless such amounts are unrelated business income) plus capital gain net income less certain deductions for all ordinary and necessary expenses. This tax may be reduced to one percent (1%) where a private foundation meets certain distribution requirements. Private foundations are likely to be allocated net investment income from the Partnership.

Private foundations may also be subject to various excise taxes including some that may be affected by an investment in the Partnership. Such taxes might include taxes on self-dealing, on excess business holdings, on failure to make distributions, and from investments which jeopardize the carrying out of any of their exempt purposes. As a result of their potential tax liabilities resulting from an investment in the Partnership, private foundations should consult their own tax advisors prior to investing in the Partnership.

For some types of tax-exempt organizations, such as charitable remainder trusts, the receipt of any unrelated business income during a year could cause the trust's income from all sources to be taxable in such year. Potential tax-exempt Limited Partners are urged to consult with their tax advisors concerning the potential consequences of this investment.

Foreign Limited Partners

Foreign Limited Partners will be subject to United States tax on Partnership income in the same manner as any other Taxable Limited Partner if the Partnership is regarded as engaged in a trade or business as opposed to an investment activity. A "Foreign Limited Partner" means a Limited Partner who or which is not, for U.S. federal income tax purposes, (i) a citizen or resident of the U.S., (ii) a corporation or partnership created or organized under the laws of the U.S. or any political subdivision thereof, (iii) an estate the income of which is includable in gross income for U.S. federal income tax purposes, regardless of its source, or (iv) a trust described in Section 7701(a)(30) of the Code (taking into account effective dates, transition rules and elections in connection therewith).

The determination of whether the Partnership is regarded as engaged in a trade or business or an investment activity is based on facts and circumstances. Factors which have been examined in making this determination include, but are not limited to, whether the taxpayer maintains an office or employs any persons in the activity, the holding period of the securities in the portfolio and the magnitude and continuous volume of purchases and sales. Because this determination is essentially factual in nature, Foreign Limited Partners should consult with their tax advisors concerning whether the Partnership should be regarded as engaged in a trade or business.

If the Partnership is deemed to be engaged in a United States trade or business, a Foreign Limited Partner would be required to file a United States Federal tax return and may be required to file state tax returns, report his distributive share of the Partnership's net income and pay United States and state tax thereon in the same manner as United States citizens and residents. In addition, the Partnership would be required to withhold 39.6% of the taxable income allocable to a Foreign Limited Partner who is an individual (35% for corporations), to be credited against such Foreign Limited Partner's United States income tax liabilities.

If the Partnership is not deemed to be engaged in a United States trade or business, a Foreign Limited Partner generally will not be subject to United States tax on capital gains realized by the Partnership. However, if an individual Foreign Limited Partner is present in the United States for 183 days or more during the taxable year, he will be subject to a 30% tax on any capital gains of the Partnership. (A foreign trust will be subject to tax on capital gains if the trustee is present in the United States for 183 days or more during the taxable year.) In general, any Partnership non-contingent interest income from portfolio investments allocated to a Foreign Limited Partner will not be subject to United States federal income or withholding tax as long as the Foreign Limited Partner has provided the General Partner with a statement certifying that he is not a United States person on IRS Form W-8BEN. Any Partnership dividend income and non-portfolio or contingent interest income allocated to a Foreign Limited Partner will be subject to United States withholding tax of 30% on the gross amount received unless reduced by a treaty or convention (as discussed below).

A Foreign Limited Partner's United States tax liability with respect to Partnership income may be reduced under an applicable tax treaty or other convention. A Foreign Limited Partner should also note that the amount of tax it may actually owe with respect to its allocable share of Partnership income may be greater or less than the amount which may be withheld on its behalf by the Partnership. If such a disparity exists, the Foreign Limited Partner may have to pay additional tax or seek a refund from the IRS, as the case may be. If the withholding rate on any income which is not derived from a United States trade or business is reduced for any Foreign Limited Partner by a tax treaty or other convention, the Foreign Limited Partner must file an IRS Form 1001 with the Partnership at the time of subscription for a Partnership interest to permit the Partnership to withhold at the lower rate. Under recently issued Treasury regulations that generally will be effective on January 1, 2001, the required IRS Form 1001 was replaced by a new IRS Form W-8BEN. Under these Treasury regulations, a Foreign Limited Partner claiming the benefits of a treaty may be required to obtain a United States Taxpayer identification number and make certain certifications to the Partnership. Foreign persons that are considering investing in the Partnership should consult their own tax advisors regarding the effect, if any, of these new Treasury Regulations.

Foreign Limited Partners that have been organized as corporations, or are otherwise treated as corporations for purposes of United States taxation, may also be subject to a "branch profits tax" of 30% on their earnings and profits from the Partnership if the Partnership is regarded as engaged in a trade or business. Where the branch profits tax does not apply to a corporate Foreign Limited Partner, the Foreign Limited Partner's shareholders may be subject to the 30% withholding tax (described above) on the Foreign Limited Partner's dividend distributions if at least 25% of such Foreign Limited Partner's worldwide gross income for the 3-year period ending with the close of a taxable year preceding the year of payment of the dividend is effectively connected with the conduct of a United States trade or business. Foreign corporations considering investing in the Partnership should consult their own tax advisors concerning the possible application of these additional taxes.

The rules governing United States income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and other foreign investors are very complex and their application to various fact patterns and financial instruments is uncertain, and the foregoing provides no more than a summary of such rules. Furthermore, no advice can be given as to the tax treatment of items of Partnership income, deduction or loss in the foreign investor's country of residence or other countries or as to whether any country would allow a credit or other tax benefit with respect to any United States tax paid on the investor's United States source income. Prospective investors should be aware that they may be subject to United States Federal and state income and/or estate taxes if they invest in the Partnership and, accordingly, it is the responsibility of each prospective investor to consult with its tax advisor concerning the treatment by its country of residence and other countries (where applicable) and as to the impact of the United States Federal and state income, estate and gift tax laws on any foreign investor who makes an investment in the Partnership.

Partnership Tax Returns and Reports

The Partnership has adopted December 31 as its fiscal year-end and files its returns on the accrual basis. The Partnership itself will file an annual informational Federal income tax return. However, the Partnership will not be able to complete and file its tax return or deliver Schedule K-1s for any year to its Limited Partners until it has received a Schedule K-1 for that year from each of the partnerships in which it invests, and a Limited Partner will not be able to complete and file his income tax return for that year until he receives a Schedule K-1 from the Partnership.

As a practical matter, because of the number of calendar year taxpayers and the time needed for preparation of income tax returns, it is highly unlikely that calendar year Limited Partners of the Partnership will receive final information in time to file their tax returns by the April 15 due date. It may, therefore, be necessary for each Limited Partner to obtain an extension of the filing date for his return.

In order to facilitate this process, the Partnership will request each manager of a partnership in which it invests to supply estimated tax information to the Partnership as soon as possible after the close of the year. Then, the Partnership will provide its Limited Partners with this information for their use in determining the amount of the tax payment which they should make with their extension request. The General Partner does not intend to provide such information other than on an annual basis. WHILE THE PARTNERSHIP WILL ATTEMPT TO OBTAIN ACCURATE INFORMATION, IT CANNOT BE CERTAIN THAT THE ESTIMATED FIGURES WILL BE SUFFICIENTLY ACCURATE TO ENABLE ITS LIMITED PARTNERS TO AVOID PENALTIES AND INTEREST FOR AN UNDERPAYMENT OF THEIR INCOME TAX LIABILITY.

Partnership Audit Procedure

In general, the tax treatment of items of Partnership income, gain, loss and deduction will be determined at the Partnership level in a unified partnership proceeding rather than in separate proceedings with the Partners. In general, the IRS must send notices to the General Partner acting as the "tax matters partner" ("TMP") in accordance with the Partnership Agreement. The TMP may act on behalf of all of the Partners. The TMP is also authorized to litigate matters on behalf of the Partnership.

Possible Legislative Tax Changes

In recent years there have been a number of proposals made in Congress, by government agencies and by the executive branch of the Federal government for changes in the Federal income tax laws. In addition, the IRS has proposed and may still be considering changes in regulations and procedures, and numerous private interest groups have lobbied for regulatory and legislative changes in Federal income taxation. It is impossible to predict what past proposals may be revived or what new proposals may be forthcoming, the likelihood of adoption of any such proposals, the likely effect of any such proposals upon the income tax treatment presently associated with an investment in the Partnership, or the effective date of any legislation which may derive from any such past or future proposals. Potential investors are strongly urged to consider ongoing developments in this uncertain area and to consult their own tax advisors in assessing the risks of investment in the Partnership.

State and Local Taxes

In addition to the Federal income tax consequences described above, the Partnership and the Limited Partners may be subject to various state and local taxes. States or jurisdictions in which the Partnership may conduct business may require a Limited Partner who does not reside in such state to file a tax return and may impose a tax on his share of Partnership income derived from activities in such states or localities. The amount of such taxes may be significant.

Each Limited Partner also will generally be required to include his share of Partnership income in determining his taxable income in the state and local jurisdiction in which he is a resident and may also be subject to personal property taxes. To the extent that a non-resident Limited Partner pays taxes to Connecticut or other jurisdictions due to the Partnership's conduct of business there, he may be entitled to a deduction or credit against taxes owed to his state of residence with respect to the same income.

Since Limited Partners may be affected in different ways by state and local law, each prospective Limited Partner is advised to consult with his personal tax advisor regarding the state and local taxes payable in connection with an investment in the Partnership.

PURCHASES BY EMPLOYEE BENEFIT PLANS

Subject to the following discussion, the purchase of Units may be a suitable investment for any benefit plan investor (within the meaning of Department of Labor Regulation ss 2510.3-101(f)(2)) ("Employee Benefit Plan") that meets the minimum investment requirements that otherwise apply to prospective subscribers for Units. Such Employee Benefit Plans might include corporate pension, stock bonus and profit-sharing plans, "simplified employee pension plans," so-called SIMPLE plans, "Keogh" plans for self-employed individuals and individual retirement accounts ("IRAs"), welfare benefit plans (such as medical plans, death benefit plans and prepaid legal service plans), governmental plans, church plans or any entity whose underlying assets are considered to be plan assets by reason of any investment in the entity by another Employee Benefit Plan or otherwise.

The following discussion is not intended to be exhaustive, but rather representative of the legal issues that may be of concern to an Employee Benefit Plan investor. Because of the many factual patterns that may develop in connection with the purchase or holding of a Unit by an Employee Benefit Plan, independent advice should be sought regarding each Employee Benefit Plan's situation.

Employee Benefit Plans and IRAs

Before proceeding with an investment in the Partnership of a portion of the assets of an Employee Benefit Plan, the person with investment discretion on behalf of the Employee Benefit Plan ("Fiduciary"), taking into account the facts and circumstances of such plan, should consider any applicable fiduciary standards and any prohibitions imposed against certain transactions under ERISA or the Code, and the permissibility of such investment under the governing documents of the Employee Benefit Plan. Thus, taking into consideration the information contained herein, the Fiduciary should give special attention to (i) the Department of Labor's regulations (the "Regulations") regarding the definition of plan assets (discussed below) and the impact of the Regulations upon the Fiduciary's decision to invest in the Partnership, and (ii) the prudence of an investment in the Partnership considering all facts and circumstances of the investment that the Fiduciary knows or should know are relevant to the investment or a series or program of investments of which an investment in the Partnership is a part.

Fiduciaries can be personally liable for (i) losses incurred by the plan resulting from a breach of fiduciary duties, (ii) a civil penalty, imposed by the Department of Labor, of as much as 20% of the amount recovered on behalf of the Employee Benefit Plan and (iii) prohibited transaction excise taxes.

Plan Asset Regulations. The Regulations set forth guidelines to determine when an investment by an Employee Benefit Plan in an entity, such as the Partnership, will cause the assets of the entity to be treated as assets of the investing plan under ERISA ("Plan Assets"). These Regulations contain an exemption, however, upon which the Partnership intends to rely. The exemption generally provides that the acquisition or disposition of an interest in an entity by an Employee Benefit Plan will not result in the underlying assets of the entity being treated as Plan Assets provided that the Units are (i) "widely held" (held by 100 or more investors who are independent of the Partnership and each other),
(ii) freely transferable and (iii) sold as part of an offering pursuant to (A) an effective registration under the 1933 Act, and then subsequently registered under the Securities Exchange Act of 1934, as amended (the "1934 Act") or (B) an effective registration statement under Section 12(b) or 12(g) of the 1934 Act. Potential Employee Benefit Plan investors should consult with their legal counsel concerning the impact of ERISA and the Code, the potential application of the exemption to the purchase and holding of the Units and the potential consequences to their specific circumstances, prior to making an investment in the Units.

If the Partnership were treated as a Plan Asset, the General Partner would most likely become an ERISA fiduciary with respect to the Partnership's assets and the assets of the Partnership would be subject to the prohibited transaction rules of ERISA and the Code. Accordingly, although the Partnership will operate under the assumption (until it has knowledge to the contrary) that the assets of the Partnership are not Plan Assets, if at any time that assumption is incorrect, the consequences of the Partnership's assets being treated as Plan Assets under ERISA could make the Partnership an inappropriate investment for an Employee Benefit Plan. Also, IRAs could lose their tax-qualified status (which would cause IRA assets to be treated as if they were distributed), the investment in Units could violate the prohibition against maintaining the indicia of ownership of any assets of an Employee Benefit Plan outside the jurisdiction of the district courts of the United States, and the purchasing or holding of Units could likely give rise to "unrelated business taxable income" under Section 512 of the Code. Moreover, because it will be assumed that the Partnership's assets are not Plan Assets, the consequences of their being Plan Assets are not being discussed in greater detail. Potential

Employee Benefit Plan and IRA investors are therefore urged to consult with their own legal counsel concerning this issue.

Additional Fiduciary Responsibilities and Considerations. In addition, the purchase and retention of any Units by an Employee Benefit Plan or IRA will be subject to any fiduciary standards of conduct (including the prohibited transaction rules) that are otherwise applicable to Employee Benefit Plans under ERISA and the Code. For example, Units should not be purchased by an Employee Benefit Plan if the General Partner, an Advisor, the Broker, a selling agent or any of their respective affiliates (i) is a party-in-interest or disqualified person with respect to the plan as those terms are defined in ERISA and the Code (for example, an employer of employees covered by ERISA) or (ii) either (A) has investment discretion with respect to the investment of such plan's assets or
(B) regularly gives investment advice with respect to such plan's assets for a fee, pursuant to an understanding that such advice will serve as a primary basis for investment decisions with respect to such plan's assets and that such advice will be based on the particular investment needs of the plan, if, as result of exercising such discretion or giving such advice, the Employee Benefit Plan would acquire any Units.

Also, a prohibited transaction may still occur under ERISA or the Code where there are circumstances indicating that (i) the investment in a Unit is made or retained for the purpose of avoiding application of the fiduciary standards of ERISA, (ii) the investment in a Unit constitutes an arrangement under which it is expected that the Partnership will engage in transactions that would otherwise be prohibited if entered into directly by the Employee Benefit Plan purchasing the Unit, (iii) the investing plan, by itself, has the authority or influence to cause the Partnership to engage in such transactions or (iv) the person who is prohibited from transacting with the investing plan may, but only with the aid of certain of its affiliates and the investing plan, cause the Partnership to engage in such transactions with such person.

Reporting and Disclosure. ERISA and the Code require that a Form 5500 (Annual Return/Report) be filed by certain (if not most) ERISA Plans that will be investing in the Partnership. Pursuant to the Regulations, the Form 5500 for such plans must include information relating to the fair market value of the plan's investment in the Partnership as of the close of the plan's fiscal year (i.e., the plan year), and the plan's acquisition or disposition of any interest in the Partnership. If the Employee Benefit Plan's fiscal year differs from the Partnership's fiscal year, such Employee Benefit Plan investor may not be able to obtain valuation information on its interest in the Partnership as of the last day of the plan's fiscal year. Also, any prohibited transaction must be reported on the Form 5500 and any disqualified person involved in a prohibited transaction is subject to self-reporting on Form 5330.

Exempt Plans

Certain Employee Benefit Plans may be governmental plans or church plans. Governmental plans and church plans are generally not subject to ERISA, nor do the above-described prohibited transaction provisions apply. However, such plans are subject to prohibitions against certain related-party transactions under
Section 503 of the Code. In addition, the fiduciary of any governmental or church plan must consider applicable state or local laws, if any, and the restrictions and duties of common law, if any, imposed upon such plan.

No view is expressed whether an investment in the Partnership (and any continued investment in the Partnership), or the operation and administration of the Partnership, is appropriate or permissible for any governmental plan or church plan under Code Section 503, or under any state, county, local, or other law respecting such plan.

Trust Requirement

Purchasing Units does not establish a trust for purposes of the trust requirement of ERISA or for purposes of the custodial rules that apply to IRAs. Therefore, each Employee Benefit Plan Fiduciary must ensure that any necessary trust or custodial requirements are satisfied outside of the Partnership.

Requests for Information

The General Partner reserves the right to request from any investor or potential investor in the Partnership such information as the General Partner deems necessary to monitor Partnership investments relating to Employee Benefit Plans.

Unrelated Business Taxable Income

See "Income Tax Aspects -- Tax-exempt Partners" for a discussion of the extent to which the purchase of a Unit may give rise to "unrelated business taxable income" under the Code.

CONFLICTS OF INTEREST

There are substantial and inherent conflicts of interest in the structure of the Partnership which are, on their face, inconsistent with the fiduciary duties of the General Partner. Prospective investors should be aware that the General Partner presently intends to assert that Limited Partners have, by investing in the Partnership, consented to the following conflicts of interest in the event of any proceeding alleging that such conflicts violated any duty owed by the General Partner and its affiliates ("Kenmar") to investors.

The General Partner

The General Partner, in its sole discretion, is authorized under the Partnership Agreement to set the compensation it shall receive for its services as general partner of the Partnership. The General Partner may change its compensation to such amount and/or in such forms as the General Partner, in its sole discretion, shall determine without the consent of the Limited Partners; provided that the General Partner has given the Limited Partners ninety (90) days' prior written notice of such change. As such, the General Partner has a conflict of interest between limiting fees paid by the Partnership and generating fees for itself.

Kenmar currently manages other commodity pools and managed accounts, each with a different combination of trading advisors, and intends to continue to solicit and manage the trading for these other commodity pools and managed accounts. Thus, Kenmar may be subject to conflicting demands in respect of allocating management time, services and other functions between the activities the General Partner has undertaken with respect to the Partnership and the activities Kenmar has undertaken or will undertake with respect to other investors, commodity pools, managed accounts and/or trading advisors. As another consequence, the greater the amount of assets managed by Kenmar, the more difficult it may be for the General Partner to maintain the quality of these services.

The General Partner and the Broker maintain a business relationship unrelated to their efforts on behalf of the Partnership. Thus, the General Partner has a conflict between its responsibility to negotiate an amount and form of compensation to be paid to the Broker that best serves the Partnership's interests and the General Partner's desire to maintain its business relationship with the Broker. In addition, the General Partner may receive a brokerage commission rebate from the Broker.

The General Partner and the Advisor maintain a business relationship unrelated to their efforts on behalf of the Partnership. A substantial amount of the assets under the management of the Advisor are assets of pools and accounts managed by the General Partner or an affiliate. Thus, the General Partner has a conflict between its responsibility to negotiate an amount and form of compensation to be paid to the Advisor that best serves the Partnership's interests and the General Partner's desire to maintain its business relationship with the Advisor.

Neither the General Partner nor any of its affiliates, principals, directors, officers or employees (the "Related Persons") trade Commodities for their own accounts, although it is possible that they may do so in the future. The records of such trading and any written policies related thereto would not be available to the Limited Partners. If the General Partner or a Related Person were to trade for their own accounts they could take positions either similar or opposite to positions taken by the Partnership, and/or the Partnership and such Related Persons could from time to time be competing for similar Commodities. Orders placed by the General Partner or a Related Person to trade Commodities for their proprietary accounts may reach the market either before or after similar orders are placed for the Partnership and this difference in timing may result in the Partnership receiving less favorable (or more favorable) prices than those received by such proprietary accounts. Neither the General Partner nor any Related Person places orders for the Advisor and, therefore, neither the General Partner nor any Related Person has control over such timing. It is also possible that the positions taken by such proprietary accounts may not be held for the same period of time as those positions taken by the Partnership. Thus, it is unlikely that trading results in such proprietary accounts would be the same as the performance in the Partnership's account.

The Partnership and the General Partner are affiliated entities and are represented by the same counsel, Katten Muchin & Zavis, Chicago, Illinois. No independent experts or professionals have been retained on behalf of the Limited Partners. To the extent that Limited Partners would benefit by further independent representation, that benefit will not be available to Limited Partners and they should seek independent counsel.

The Advisor

The Advisory Agreement allows the Advisor and its principals to manage other commodity pools and managed accounts as well as trade for its own proprietary accounts. Since the Advisor trades other accounts, the Advisor is subject to conflicting demands in respect of allocating management time, services and other functions between the Partnership and such other accounts. In particular, the Advisor may have a conflict of interest when rendering advice to the Partnership because its compensation for managing some other account may differ from its compensation for managing the Partnership's account, and therefore may provide an incentive to favor such other account.

The Advisor may in the future develop and furnish to, or employ on behalf of, other investors trading methods or strategies for trading similar to or different from those employed and traded on behalf of the Partnership's account and pursuant to which such other investors may take positions similar to or opposite from positions taken by the Partnership. No assurance may be given that the trading results in such other accounts will be the same as or similar to the performance in the Partnership's account.

The Advisor and its employees trade Commodities for their own accounts. The records of such trading and any written policies related thereto will not be available for inspection by Limited Partners. Such trading activity could differ from the trading activity of the Partnership. For example, the trading positions taken and the length of time such positions are held by the Partnership could differ from those taken with respect to such proprietary accounts. In addition, such proprietary accounts could be charged brokerage commissions in a significantly different form and amount than those charged the Partnership and, as a result, the Advisor could be more or less likely to modify, liquidate or open a position for that account than for the Partnership's account. Orders for trades for such proprietary accounts could be placed either before or after similar orders are placed for the Advisor's investor accounts, and this difference in timing could result in the investor accounts receiving less favorable (or more favorable) prices than those received by such proprietary accounts. Thus, no assurance may be given that the trading results in such proprietary accounts will be similar to the performance in the Partnership's account.

The CFTC and certain United States commodity exchanges have established "speculative position limits" that limit the net long or net short speculative position any person(s) may hold, own or control in a particular Commodity on any given day. An Advisor and its principal(s) may, on any given day, trade up to the position limit established by such regulatory authorities and, therefore, might be unable to trade those Commodities for the Partnership. The effect of speculative position limits may be to preclude the Advisor and, consequently, the Partnership, from taking potentially profitable positions, thereby reducing the profit potential of the Partnership.

The Broker

The Broker effects transactions for other customers (including public and private commodity pools) who may compete with the Partnership's transactions, including with respect to priorities of order entry. In addition, employees of the Broker may trade for their own account. Since the identities of the purchaser and seller are not disclosed until after the trade, it is possible that a Broker could effect transactions for the Partnership in which the other parties to the transactions are that Broker's officers, directors, employees, customers or affiliates. Such persons might also compete with the Partnership in making purchases or sales of Commodities without knowing that the Partnership is also bidding on such Commodities. Since orders are filled in the order in which they are received by a particular floor broker, transactions for any of such persons might be executed when similar trades for the Partnership are not executed or are executed at less favorable prices. However, in entering orders for the Partnership and such other customer accounts, the Broker will attempt to achieve an equitable treatment of all accounts, including with respect to priorities of order entry and allocations of executed trades. In addition, CFTC regulations prohibit a futures commission merchant ("FCM") from utilizing its knowledge of one customer's trades for its own or its other customers' benefit.

Recourse by Limited Partners

In evaluating the foregoing potential and actual conflicts of interest, an investor should be aware that the General Partner will have a responsibility to the Limited Partners to exercise good faith and fairness in all dealings affecting the Partnership. The responsibility of a general partner to limited partners is a changing area of the law and Limited Partners who have questions concerning the responsibilities of the General Partner should consult their legal counsel. In the event that a Limited Partner believes that the General Partner has violated its responsibilities, the Limited Partner may seek legal relief for himself and all other similarly situated Limited Partners or on behalf of the Partnership under applicable laws to recover damages from, or to require an accounting by, the General Partner. Furthermore, Limited Partners are afforded certain rights to institute reparation proceedings under the CEAct for violations of the CEAct or of any rule, regulation or order of the CFTC by the General Partner or the Broker. A Limited Partner may also institute legal proceedings in court against the General Partner, the Broker or the Advisor for certain violations of the CEAct or rules, regulations or orders of the CFTC. Excessive trading of the Partnership's account has been held to constitute a violation of the antifraud provisions of the CEAct. Limited Partners should be aware that it may be difficult to establish that excessive trading has occurred due to the broad trading discretion given to the General Partner in the Partnership Agreement and the Advisor in the Advisory Agreement, exculpatory provisions in the Partnership Agreement and in the Advisory Agreement, and the lack of definitive standards in judicial and administrative decisions as to what constitutes excessive trading.

Under the exculpatory provisions of the Partnership Agreement, the General Partner shall not be liable to the Partnership or to any of the Partners except by reason of acts or omissions constituting fraud, willful misconduct, gross negligence or bad faith. Limited Partners may have a more limited right of action than they would absent such limitations. The Partnership has agreed to indemnify the General Partner and its Limited Partners, officers, directors, employees, and agents against any loss, liability, damage, cost, or expense resulting from any claim, action, or proceeding relating to the business or activities undertaken by them on behalf of the Partnership or actions taken or omitted to be taken by the General Partner in its capacity as such; provided that the conduct of such person did not constitute willful malfeasance or gross negligence and was done in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Partnership. In any action brought by a Limited Partner in the right of the Partnership to which the General Partner or any other person indemnified pursuant to the foregoing are party defendants, any such person will be indemnified by the Partnership only to the extent and subject to the conditions specified in the Partnership Act.

Notwithstanding the foregoing, in any action brought by a Limited Partner in the right of the Partnership to which the General Partner or any other person indemnified pursuant to the foregoing are party defendants, any such person will be indemnified by the Partnership only to the extent and subject to the conditions specified in the Partnership Act. Also, indemnification of the General Partner or its affiliates by the Partnership will be limited for losses and liabilities resulting from violations of United States Federal, state or foreign securities law in connection with the offer or sale of Units. The CFTC has issued a statement of policy relating to indemnification of officers and directors of an FCM (such as the Broker) and its controlling persons under which the CFTC has taken the position that whether such an indemnification is consistent with the policies expressed in the CEAct will be determined by the CFTC on a case-by-case basis. See "Item 12. Indemnification of Directors and Officers".

COMMODITIES TRADING GENERALLY

Trading Commodities is Speculative and Volatile

The profitability of the Partnership will depend primarily on the Advisor's ability to predict fluctuations in Commodity prices. Such prices are highly volatile and, in general, are influenced by a number of external factors, including, but not limited to, changing supply and demand relationships; agricultural, trade, fiscal, monetary and exchange control programs and policies of governments; national and/or international political and economic events and policies; and changes in interest rates. Certain additional factors may also affect individual Commodities or certain groups of Commodities. For example, currency Commodities are influenced by, among other things, political events (including restrictions on local exchanges or markets, limitations on investments in a country or on investment by residents of a country in other countries, and restrictions on currency flows); changes in balances of payments and trade; rates of inflation; international trade restrictions; currency devaluations and revaluations; and governmental intervention (which is often intended to influence prices directly). Metal Commodities can be affected by, among other things, production and, particularly with respect to gold Commodities, governmental regulation. Agricultural Commodities are influenced by, among other things, unexpected weather, damage by insects or plant diseases and/or unexpected purchases by countries. The above list is by no means all inclusive, for no document could possibly list all the factors that influence the price of various Commodities or how much influence each of those factors has on such prices. Volatile price movements may result in unprofitable trading by the Advisor, thereby resulting in losses to the Partnership.

Trading Commodities is Highly Leveraged

To trade futures contracts a trader is not required to deposit funds equal to the value of the futures contract; rather, the trader need only make a deposit, called an "initial margin deposit", equal to a small percentage (typically between 2% and 15%) of the value of the futures contract. As a result, a relatively small adverse move in the price of a futures contract may result in immediate and substantial losses to a trader. For example, if at the time of purchase 10% of the price of a futures contract is deposited as margin, a 10% decrease in the price of that contract would, if the contract were then closed out, result in a total loss of the initial margin deposit (brokerage commissions and other transaction costs also would be incurred). A decrease of more than 10% would result in a loss of more than the total initial margin deposit.

Trading in the currency forward and interbank markets does not require margin but generally does require the extension of credit by a bank to those with whom that bank trades. The General Partner does not anticipate that the banks with which the Broker (or other commodity broker) and the Partnership may trade will require margin with respect to the trading of currencies. However, to ensure payment by the Partnership on currency contracts, the Broker (or other commodity broker) will generally require margin in amounts approximately equivalent to those required for trading foreign currency futures contracts on United States exchanges when the Partnership trades the same currencies for which futures contracts are traded on such exchanges and amounts that may be higher than such exchange margin requirements when the Partnership trades world currencies for which no futures contracts are traded on such exchanges. Thus, as with futures contracts, a relatively small adverse move in the price of a forward contract may result in a loss of an amount equal to or greater than the amount deposited.

To some extent, options are even more highly leveraged than either futures or forward contracts. For example, if an in-the-money call (put) option is sold for its intrinsic value plus a premium representing the time value of that option, a 10% rise (drop) in the value of the underlying futures contract or physical commodity (the "Underlying Interest") does not create a loss equal to just 10% of the value of the option; rather it creates a loss approximately equal to 10% of the value of the Underlying Interest, less the time value, which loss may be many times greater than the price for which a trader sold the option. In addition, a trader who sells options is required only to deposit a percentage of the value of the option at the time of sale as margin, thereby leveraging the investment even further.

Thus, like other leveraged investments, any purchase or sale of certain Commodities may result in losses in excess of the amount invested. Investors should note, however, that while the Partnership's assets are subject to losses in excess of margin deposits, a Limited Partner cannot lose more than his unredeemed capital contribution, undistributed profits (if any) and, under certain limited circumstances, capital distributed to him or received by him upon redemption, with interest thereon. See "Nature of the Partnership" under
Item 11.

Trading Commodities May be Illiquid

While the Partnership normally will trade only Commodities that have sufficient liquidity to enable the Partnership to enter and close out positions without causing value price movements, there is no assurance that intervening events, such as an exchange or the CFTC suspending trading in a particular futures contract, ordering immediate liquidation or settlement of a particular futures contract or ordering trading in a particular futures contract be conducted for liquidation only, will not render a once-liquid Commodity illiquid.

In addition, most United States commodity exchanges limit the amount by which certain Commodities may move during a single day by regulations referred to as "daily price fluctuation limits", or "daily limits". Pursuant to such regulations, no trades may be executed on any given day at prices beyond the daily limits. The price of a futures contract has occasionally moved the daily limit for several consecutive days with little or no trading, thereby effectively preventing a party from liquidating his position.

Similarly, trading options may become illiquid if trading in the Underlying Interest becomes illiquid. Also, it is possible that major banks may, from time to time, effectively stop making markets in certain currency forward contracts or that governments may intervene to stabilize or fix exchange rates or impose credit controls, thereby restricting or substantially eliminating trading in the affected currencies.

While the occurrence of such events may reduce or effectively eliminate the liquidity of a particular market, they do not limit ultimate losses, and may in fact substantially increase losses because of this inability to liquidate unfavorable positions. In addition, if there is little or no trading in a particular futures or forward contract that the Partnership is trading, whether such illiquidity is caused by any of the above reasons or otherwise, the Partnership may be unable to execute trades at favorable prices and/or may be unable or unwilling to liquidate its position prior to its expiration date, thereby requiring the Partnership to make or take delivery of the Underlying Interest.

Trading Forward Contracts

The Partnership may trade forward contracts in certain items (such as currencies and metals) with United States and foreign banks and dealers.

A forward contract is a contractual obligation to purchase or sell a specified quantity of a Commodity at or before a specified date in the future at a specified price and, therefore, is similar to a futures contract. Forward contracts, however, are not traded on exchanges and, as a consequence, investors in forward contracts are not afforded the regulatory protections of such exchanges or the CFTC; rather, banks and dealers act as principals in such markets. Neither the CFTC nor banking authorities regulate trading in forward contracts on currencies, and non-United States banks may not be regulated by any United States governmental agency. The principals who deal in the forward contract markets are not required to continue to make markets in the forward contracts they trade. There have been periods during which certain participants in forward markets have refused to quote prices for contracts or have quoted prices with an unusually wide spread between the price at which they are prepared to buy and that at which they are prepared to sell.

The Partnership may trade forward contracts with and through a limited number of entities. As a result, liquidity problems might be greater in the Partnership's forward trading than would be the case if trades were to be placed with and through a larger number of forward market participants. The imposition of exchange and credit controls or the fixing of currency exchange rates by governmental authorities (e.g., Latin American countries) might eliminate or substantially reduce trading in certain currencies and might limit such forward trading to less than the amount that the Advisor would otherwise recommend, to the possible detriment of the Partnership. See "Trading Commodities May be Illiquid" above. The amount of loss that may be claimed for tax purposes in respect of the Partnership's unprofitable forward trades may be limited by the loss limitation rules applicable to straddles. See "Income Tax Aspects".

Because performance under forward contracts is not guaranteed by any exchange or clearinghouse, the Partnership will be subject to the risk of the inability, or refusal by, the counterparty to perform with respect to such contracts. Any such failure or refusal, whether due to insolvency, bankruptcy or other causes, could subject the Broker (or other commodity broker) and in turn the Partnership to substantial losses. The Broker (or other commodity broker) and the Partnership will not be excused from the performance of any forward contracts into which they have entered due to the default of third parties in respect of other forward trades in the Advisor's trading strategies that were to have substantially offset such contracts.

In addition, the CFTC has been studying the regulatory propriety of "exchange of futures for physicals" or "EFP" transactions, whereby traders are able to exchange positions in the forward markets for ones on regulated exchanges on a 24-hour basis. If the Partnership's ability to engage in such transactions were restricted, trading techniques that may be employed by the Advisor might be impaired to the potential detriment of the Partnership.

Trading Options

Options on futures contracts and physical commodities are traded on United States and foreign exchanges. A call (put) option grants the purchaser thereof the right, but not the obligation, to buy (sell) the Underlying Interest during a certain period of time for a fixed price. An option is purchased for its intrinsic value, if any, plus a premium, representing the time value of that option. Unless the price of the Underlying Interest increases (decreases) by at least the time value of that option, the Partnership may lose the entire amount of such premium. (The more out-of-the-money an option is, the greater the increase (decrease) would have to be before the Partnership would recover the entire amount of such premium.) Conversely, if the Partnership sells an option (whether a call or a put), it will be credited with the sales price but will have to deposit margin due to its contingent liability to make or take delivery of the Underlying Interest in the event the option is exercised. A trader who sells options may be subject to loss in an amount equal to the entire price movement that occurs in the Underlying Interest (less any premium received) from the date he sold the option until the date he liquidates such position. The ability to trade or exercise options may be restricted in the event that trading in the Underlying Interest becomes restricted. Options trading on United States commodity exchanges is subject to regulation by both the CFTC and such exchanges. Options trading on foreign exchanges is not regulated by the CFTC.

Trading on Non-United States Exchanges

The Partnership may trade Commodities on exchanges located outside of the United States, where CFTC regulations and other protections customary on United States exchanges may not apply. The Advisor has limited experience trading on non-United States exchanges and markets. The collapse of Baring Securities Limited ("Barings") in early 1995, which was caused by a Barings trader making a series of large, unauthorized and unprofitable trades in Japanese stock index futures and options contracts on the Singapore International Monetary Exchange and various Japanese exchanges, illustrated some of the potential risks of trading on foreign contract markets. Although, ultimately, customer funds were recovered, the Barings collapse, and much of the initial uncertainty regarding the disposition of customer funds and positions, may have been avoided had these foreign markets established certain regulatory practices and financial safeguards that exist in the United States, such as omnibus account reporting, strict customer funds segregation, position transfer mechanisms, and risk assessment and audit procedures.

In contrast to United States exchanges, some non-United States exchanges are "principals' markets" in which performance with respect to a contract is the responsibility only of the individual member with whom the trader has entered into a contract. In the case of its trading on non-United States exchanges, the Partnership will be subject to the risk of the inability of, or refusal by, the counterparty to perform with respect to such contracts. Any such failure could subject the Partnership to substantial losses or substantial reductions of the profits it might otherwise have realized.

The Partnership will determine the Partnership's assets in United States dollars. Unless the Partnership hedges itself against fluctuations in exchange rates between the United States dollar and the currencies in which trading is done on such non-United States exchanges, any profits that the Partnership might realize in such trading could be eliminated as a result of adverse changes in exchange rates, and the Partnership could even incur losses as a result of any such changes. The Partnership, in general, does not intend to hedge itself.

Trading Facilities and Electronic Trading

Most open-outcry and electronic trading facilities are supported by computer-based component systems for the order-routing, execution, matching, registration and clearing of trades. As with all facilities and systems, they are vulnerable to disruption or failure. The Partnership's ability to recover losses may be subject to limits on liability imposed by the system provider, the market, the clearing house and/or member firms.

Trading on an electronic system may differ not only from trading in an open-outcry market but also from trading on other electronic systems. If the Partnership undertakes transactions on an electronic trading system, the Partnership will be exposed to risks associated with the system including the failure of hardware and software. The result of any system failure may be that the Partnership's order is either not executed according to its instructions or is not executed at all.

THE ADVISOR

The Advisor is responsible for making the trading decisions for the Partnership. Investors should note that the Advisor is the sole advisor for the Partnership.

The Advisor has prepared the following description. This description is simply a synopsis and is therefore qualified in its entirety by reference to the detailed descriptions contained in the Advisor's disclosure document, copies of which may be obtained by a prospective investor upon request to the General Partner. Due to the confidential and/or proprietary nature of most of the information, such as trading methods and strategies and the performance tables, the General Partner is relying on the Advisor for the accuracy thereof.

Dennis Trading Group, Inc., (the "Advisor"), formerly known as Richard J. Dennis & Company, is an Illinois corporation and registered CTA and CPO. The address and telephone number of the Advisor are 250 South Wacker Drive, Suite #650, Chicago, Illinois 60606 and (312) 559-1895. The principals of the Advisor are Richard J. Dennis, President, and Thomas A. Dennis, Chairman. The Advisor may employ agents and employees to implement the trading program described herein.

Except with respect to partnership interests in Richard J. Dennis & Company Preferred Futures Fund, L.P., and Richard J. Dennis & Company Preferred Futures Fund II, L.P. and a limited partnership interest in another commodity pool, the Advisor has not traded for its own account in the past and does not trade for itself presently. The Advisor, however, may trade for its own account in the future. If the Advisor trades for its own account in the future, Limited Partners will not be permitted to inspect records of such trading or any written policies relating thereto. Richard J. Dennis and Thomas A. Dennis presently trade commodities for their own accounts. Due to the confidential nature of such trading, Limited Partners will not be permitted to inspect such trading or any written policies relating thereto.

As of March 31, 1999, neither the Advisor nor its principals owned any Units.

Principals

The Advisor was incorporated in Illinois as Richard J. Dennis & Company in September 1982 and is registered as a CTA and CPO under the CEAct. The Advisor became registered with the NFA as a CTA and CPO on May 11, 1983. In July 1991, the Advisor changed its name to Dennis Trading Group, Inc.

Richard J. Dennis ("R. Dennis") is the founder of the Advisor. He has had over 29 years experience in the futures industry. R. Dennis has been trading futures for his own account since 1970 and will continue to do so. Throughout his career, he has been a member, at various times, of the Chicago Mercantile Exchange, the Chicago Board of Trade, the Mid-America Commodity Exchange and the Commodity Exchange, Inc. (commonly known as COMEX). Currently, R. Dennis is not a member of any exchange. R. Dennis was a partner of C&D Commodities ("C&D"), which formerly was registered as an FCM. C&D, however, is no longer engaged in business. In March 1991, C&D Commodities, Inc. ("C&D, Inc.") was formed. R. Dennis is a Vice-President of C&D, Inc. which is primarily engaged in providing administrative services to CTAs, including the Advisor. However, R. Dennis has no ownership interest in C&D, Inc. R. Dennis was first registered as a CTA in his individual capacity in 1982 and rendered commodity advisory services in his individual capacity from July 1982 through May 1983. In May 1983, the Advisor assumed responsibility for managing the accounts previously managed by R. Dennis. R. Dennis has been a director of the Advisor from its inception until June 1991. R. Dennis also served as Chairman of the Advisor. R. Dennis' duties for the Advisor include the direction and supervision of the Advisor's account management services, research and development of trading strategies, review of account performance and other administrative and managerial functions relating to the business of the Advisor.

Thomas A. Dennis ("T. Dennis") joined the Mid-America Commodity Exchange in 1974 and traded for his own account. In 1976, he purchased a seat on the Chicago Board of Trade and for the next four years was both a floor broker and a floor trader there. In late 1979, he joined the COMEX, the New York Cotton Exchange and the Coffee, Sugar, and Cocoa Exchange. T. Dennis was both a floor broker and a floor trader at these exchanges. In the early eighties, he also joined the New York Mercantile Exchange. In 1981, T. Dennis embarked upon a career as an "off-floor" trader, and has continued to trade off-floor since then. T. Dennis is the sole shareholder and President of C&D, Inc.

Except as described below, during the past five years neither the Advisor nor its principals have been the subject of any material administrative, civil or criminal action relating to the way in which client accounts were traded or managed. Beginning in or about December 1988, the Advisor and R. Dennis were the subject of a number of actions, filed as class actions, which involved the manner in which the accounts of two commodity pools, the Richard J. Dennis & Company Preferred Futures Fund, L.P. and the Richard J. Dennis & Company Preferred Futures Fund II, L.P. were traded. The actions were consolidated under the caption In Re: Richard J. Dennis & Co. Securities Litigation. The consolidated action was settled in or about September 1990.

In connection with the consolidated action, the Advisor and R. Dennis deny any and all liability. The consolidated action is subject to the ongoing jurisdiction of the court in which it was pending at the time of settlement. This procedure exists in order to insure compliance by the parties with the terms of the Settlement Agreement. The terms of the Settlement Agreement provided for the payment of a cash amount which had no material impact on the Advisor's ability to conduct its business. The terms of the Settlement Agreement also provided for certain contingent payments by R. Dennis through December 31, 1993. For the period from September 1988 through June 1991, the Advisor had not managed customer accounts.

The General Partner has been advised that there have never been any criminal actions against the Advisor or its principals and that there have never been any administrative, civil or criminal proceedings brought against any of the other principals of the Advisor. The General Partner has been advised that there are no pending actions against the Advisor or its principals.

Trading Methods and Strategies

The trading ideas utilized by the Advisor are proprietary and confidential. The following description therefore is general by necessity and is not intended to be exhaustive.

The Advisor's objective is to effect appreciation of its clients' assets through the speculative trading of Commodities. The Advisor currently expects the majority of its trading for clients to be limited to regulated futures contracts and options on regulated futures contracts on commodity exchanges within the United States which are designated by the CFTC as contract markets. However, the Advisor may engage in the trading of forward contracts (which may not be traded on exchanges), including forward contracts on foreign currencies, and contracts on foreign exchanges (which are not regulated by the CFTC). The specific futures contracts and options on futures contracts to be traded will be selected from time to time by the Advisor on the basis discussed below. Examples of futures contracts and options on futures contracts which have been traded by the Advisor include, but are not necessarily limited to: gold, silver, copper, grains, the soybean complex, sugar, United States Treasury bonds and notes, certain foreign currencies, foreign bonds traded on foreign exchanges, heating and crude oil, Eurodollars and the S & P 500 Stock Price Index and various foreign stock indices. The Advisor may also engage in transactions in physical commodities, including exchange for physical transactions. An exchange for physical is a transaction permitted under the rules of many futures exchanges in which two parties holding futures positions may close out their positions without making an open, competitive trade on the exchange.

Trading decisions of the Advisor for accounts for which it provides trading advice are based in part on ideas which have been developed over time by R. Dennis, T. Dennis and their associates, acting individually or from time to time in connection with the activities of the Advisor. The ideas are basically trend-following and are not generally based on analysis of fundamental supply and demand factors, economic factors or anticipated world events ("fundamental factors"), but rather upon a study of actual price fluctuations. The Advisor may, however, consider certain fundamental factors in applying the trading idea. Further, the Advisor may at times trade on the basis of its analysis of the impact of various fundamental factors on the market. The Advisor will exercise no discretionary judgment in following its trading systems, except in regard to timing of trade executions or as needed to reduce risk in extreme circumstances. The Advisor may, however, elect to add new trading systems, eliminate systems that have been in use or restore systems that have been eliminated.

The markets traded, generally, have been chosen for their historical performance and for their customary liquidity. From time to time, the Advisor may trade in less liquid markets. There can be no assurance of liquidity in any of the markets in which the Advisor trades.

The Advisor believes that the development of a commodity trading strategy is a continual process. As a result of further analysis and research into the performance of the Advisor's ideas, changes have been and will be made from time to time in the specific manner in which these trading ideas evaluate price movements in various Commodities. As a result of such modifications, the trading ideas that may be used by the Advisor in the future might differ from those previously used. Limited Partners will not be informed with respect to such changes in the Advisor's trading ideas. For diversification, a number of different ideas may be used concurrently.

Judgment is required in the evaluation of the trading ideas used by the Advisor, in the evaluation and consideration of modifications of the trading ideas from time to time and in the implementation of the trading ideas. The decision not to trade certain Commodities or not to make certain trades may result at times in missing price moves and hence profits of great magnitude, which other trading managers who are willing to trade these Commodities may be able to capture. Specific trading decisions for the Advisor are made by R. Dennis, T. Dennis or other traders who are, or become, associated with the Advisor. However, all trading directed by the Advisor is under the supervision of R. Dennis or T. Dennis. There is no assurance that the performance of the Advisor will result in profitable trading.

The periods at the commencement of trading or at which a drawdown from starting equity has occurred are considered to be the periods of highest risk. From these points, risk management techniques are emphasized over those which invite greater risk in the interest of enhancing performance. These risk management techniques include diversification, such as the commitment of equity to many markets and to a number of trading strategies. Also, the Advisor generally considers money management techniques which determine and limit the equity committed to each trade, market, complex and account.

Furthermore, the risk assumed and, consequently, the potential for profit experienced by a particular account at different times, and by different accounts at the same time, vary significantly among the accounts due to a number of factors, including market conditions, the size of each account, the percentage gained or lost in each account, and the perceived risk aversion of each account's owner. For these and other reasons described in this document, no investor should expect necessarily the same performance as that of any other account traded previously, simultaneously, or subsequently by the Advisor or any of its principals.

The Advisory Agreement

To utilize the commodity trading advice of the Advisor, the Partnership has entered into a management agreement (the "Advisory Agreement") with the Advisor. Set forth below is a brief description of certain points of the Advisory Agreement. Accordingly, the following description is qualified in its entirety by the actual Advisory Agreement, a copy of which is filed herewith as Exhibit
10.2 to this Registration Statement.

Indemnification. The Partnership has agreed to indemnify the Advisor from and against any loss, liability, claim, demand, damage, cost or expense (including reasonable attorneys' and accountants' fees) arising out of the Advisor's performance of its services except for certain actions by an Advisor, including but not limited to (i) a material breach of the Advisory Agreement; (ii) an act of, or omission to act due to, breach of fiduciary duty, bad faith, misconduct or negligence by the Advisor or its principal; or (iii) a materially misleading or untrue statement of material fact contained in the Advisor's disclosure document or an omission to state therein a material fact required to be stated therein or necessary to make the statements therein not materially misleading.

The Advisor shall be liable to the Partnership for, and shall indemnify, hold harmless, and defend the Partnership from and against, any loss, liability, claim, demand, damage, cost and expense (including reasonable attorneys' and accountants' fees), to which the Partnership may become subject arising out of or based upon an act, omission, conduct or activity of the Advisor arising from
(i) a material breach of any term of the Advisory Agreement; (ii) an act of, or omission to act due to, breach of fiduciary duty, bad faith, misconduct or negligence by the Advisor; or (iii) a materially misleading or untrue statement of material fact contained in the Advisor's disclosure document or an omission to state therein a material fact required to be stated therein or necessary to make the statements therein not materially misleading.

Status. The Advisor is, and for all purposes shall be deemed to be, an independent contractor and, unless otherwise expressly provided in the Advisory Agreement or with the prior written authorization of the Partnership, the Advisor and its principals shall have no authority to act for or represent the Partnership in any way and shall not otherwise be deemed to be an agent of the Partnership. The Advisor is neither a sponsor nor promoter of the Partnership.

THE BROKER

The General Partner has responsibility for monitoring the Partnership's brokers and for negotiation of their brokerage commission rates. The General Partner has selected E. D. & F. Man International Inc. (the "Broker") to be the clearing broker for the Partnership. The Broker is registered under the CEAct, as amended, as an FCM and a CPO, and is a member of the NFA in such capacities. In addition, the Broker is registered with the National Association of Securities Dealers, Inc. as a broker-dealer. The Broker, which is part of the E. D. & F. Man Group of companies, is a member of major United States futures and securities exchanges. The Broker's main office is located at Two World Financial Center, 27th Floor, New York, New York 10281-2700. The Broker's telephone number at such location is (212) 566-9000.

At any given time, the Broker is involved in numerous legal actions and administrative proceedings, which in the aggregate, are not, as of the date of this registration statement, expected to have a material effect upon its condition, financial or otherwise or to the services it will render to the Partnership. There have been no material, administrative, civil or criminal proceedings pending on appeal or concluded against the Broker or its principals within five years preceding the date of this registration statement.

The Broker acts only as clearing broker for the Partnership and as such is paid commissions for executing and clearing trades on behalf of the Partnership. The Broker has not passed upon the adequacy or accuracy of this registration statement. The Broker neither will act in any supervisory capacity with respect to the General Partner nor participate in the management of the General Partner or the Partnership. Therefore, prospective investors should not rely on the Broker in deciding whether or not to participate in the Partnership.

Customer Agreement

The Partnership and the Broker have entered into a non-exclusive customer agreement (the "Customer Agreement") that provides that the Broker may execute some, and clear all, transactions by or on behalf of the Partnership in accordance with the instructions of the Advisor. The Broker is responsible for holding and maintaining certain Partnership assets; execution of some and clearance of all foreign currency Commodity transactions; preparation and transmittal of daily confirmations of transactions and monthly statements of account; calculation of equity balances and margin requirements, and similar transaction-related administrative functions. The Customer Agreement provides that the Partnership will post margin as required. For a description of the brokerage commissions payable, see "Item 1. Business--Fees and Expenses--Other Fees and Expenses". A copy of the Customer Agreement is filed herewith as
Exhibit 10.1.


ITEM 2.     FINANCIAL INFORMATION.

SELECTED FINANCIAL DATA

The following Selected Financial Data is derived from the audited financial statements of the Partnership for the years ended December 31, 1998 and 1997 and for the period June 18, 1996 (inception) to December 31, 1996, and the unaudited financial statements for the three months ended March 31, 1999. The Partnership commenced trading operations on October 9, 1996. See "Index to Financial Statements" at page F-1.

                                                  Three Months
                                                     Ended                                     Period Ended
                                                   March 31,             Year Ended            December 31,
                                                      1999          1998            1997           1996
                                                      ----          ----            ----           ----
Total Assets                                      $41,187,678    $35,864,129    $13,814,909    $ 6,641,963

Total Partners' Capital                            40,664,472     35,559,179     13,550,922      6,535,088
Total Income                                        1,523,704     12,380,097      4,056,330         25,451
Net Income (Loss)                                     596,476      6,384,091      1,786,680        (53,673)

A Units
   Net Income (Loss) Per A Unit
     (Based on weighted average number of
     A Units outstanding during the period)       $     32.88    $    555.83    $    130.21    $    (21.29)
                                                  ===========    ===========    ===========    ===========

   Increase in Net Asset Value Per A Unit         $     32.28    $    545.59    $    202.22    $     81.40
                                                  ===========    ===========    ===========    ===========

B Units
   Net Income Per B Unit
     (Based on weighted average number of
     B Units outstanding during the period)       $     26.91    $    307.36    $    285.90
                                                  ===========    ===========    ===========

   Increase in Net Asset Value Per B Unit         $     32.29    $    506.82    $    198.02
                                                  ===========    ===========    ===========


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The discussion below and elsewhere in this Registration Statement contains "forward looking" information that are based on the beliefs of the Partnership, as well as assumptions made by, and information currently available to, the Partnership. A number of important factors could cause the Partnership's actual growth, results, performance and business prospects and opportunities in 1999 and beyond to differ materially from those expressed in, or implied by, any such forward looking information. These factors include, without limitation, the factors described below and in "Item 1. Business -- Commodities Trading Generally."

The assets of the Partnership are used to engage, directly or indirectly, in the speculative trading of Investments. From time to time, a portion of such proceeds may be used for transactions in the cash markets or for interbank trading.

The assets of the Partnership are deposited with the Broker in a trading account established by the Partnership for the Advisor and are used by the Partnership as margin to engage in trading. Such assets are held in either a non-interest bearing bank account or in securities approved by the CFTC for investment of customer funds. In addition, certain of the Partnership's assets may also be placed in a custodian account with a cash manager to maximize the interest earned on assets not committed as margin.

Capital Resources

The Partnership does not have, nor does it expect to have, any capital assets. Redemptions and sales of additional Units in the future will affect the amount of funds available for trading Investments in subsequent periods.

There are only three factors that affect the Partnership's capital resources:
(i) the trading profit or loss generated by the Advisor (including interest income); (ii) the money invested or redeemed by the Limited Partners; and (iii) capital invested or redeemed by the General Partner. The General Partner has maintained, and shall maintain, at all times a capital account in such an amount, up to a total of $500,000, as is necessary for the General Partner to maintain a one percent (1%) interest in the capital, income and losses of the Partnership. All capital contributions by the General Partner necessary to maintain such capital account balance shall be evidenced by Units of general partnership interest, each of which shall have an initial value equal to the Net Asset Value per Unit at the time of such contribution. The General Partner, in its sole discretion, may withdraw any excess above its required capital contribution without notice to the Limited Partners. The General Partner, in its sole discretion, may also contribute any greater amount to the Partnership, for which it shall receive, at its option, additional Units of general partnership interest at their then-current Net Asset Value.

Results of Operations

The success of the Partnership is dependent upon the ability of the Advisor to generate trading profits through the speculative trading of Investments sufficient to produce capital appreciation after payment of all fees and expenses. Future results will depend in large part upon the Investment markets in general, the performance of the Advisor, the amount of additions and redemptions, and changes in interest rates. Due to the highly leveraged nature of Investment trading, small price movements may result in substantial losses. Because of the nature of these factors and their interaction, it is impossible to predict future operating results.

The Partnership has incurred and will continue to incur substantial charges from the payment of brokerage commissions to the Broker, management and/or incentive fees to the Advisor, management fees, offering fees and/or incentive fees to the General Partner and operating expenses. The Partnership is required to make substantial trading profits to avoid depletion and exhaustion of its assets from the above-mentioned fees and expenses.

Due to the nature of the Partnership's business, the Partnership's trading results depend on the Advisor and the ability of its individual trading system to take advantage of price movement or other profit opportunities in the Investment markets. The following paragraphs present a summary of the Partnership's operations since inception. It is important to note, however, that the Advisor trades in various markets at different times and that prior activity in a particular market does not mean that such markets will be actively traded by an Advisor or will be profitable in the future. Consequently, the results of operations of the Partnership can only be discussed in the context of the overall trading activities of the Partnership, the Advisor's trading activities on behalf of the Partnership as a whole and how the Partnership has performed in the past.

Set forth below is a summary of the results of operations of the Partnership since inception.

As of the three-month period ended March 31, 1999 the Net Asset Value of the Partnership was $40,664,472, an increase of $5,105,293 from its Net Asset Value of $35,559,179 at December 31, 1998. The Partnership's subscriptions and redemptions as of the three-month period ended March 31, 1999 totaled $5,156,516 and $647,699, respectively. For the three-month period ended March 31, 1999, the Partnership had revenue comprised of $818,966 in realized trading gains, $351,700 in unrealized trading gains and $353,038 in interest income. For that same period, the Partnership had expenses comprised of $420,211 in brokerage commissions, $174,258 in management fees, $282,651 in General Partner offering fees and $50,108 in operating expenses. This resulted in the Partnership having a net gain of $596,476 for that period. For the three-month period ended March 31, 1999, the Net Asset Value of Class A Units increased 1.76% from $1,829.21 to $1,861.49 and the Net Asset Value of Class B Units increased 1.83% from $1,760.76 to $1,793.05. The Partnership's gains during the three-month period ended March 31, 1999 were attributable to S & P 500 futures, grains and Japanese interest rates.

As of December 31, 1998 the Net Asset Value of the Partnership was $35,559,179, an increase of $22,008,257 from its Net Asset Value of $13,550,922 at December 31, 1997. The Partnership's 1998 subscriptions and redemptions totaled $18,134,670 and $2,510,504, respectively. For the year ended December 31, 1998, the Partnership had revenue comprised of $10,374,018 in realized trading gains, $943,011 in unrealized trading gains and $1,063,068 in interest income. For that same period, the Partnership had expenses comprised of $1,400,182 in brokerage commissions, $482,628 in management fees, $3,229,070 in incentive fees, $748,537 in General Partner offering fees and $135,589 in operating expenses. This resulted in the Partnership having a net gain of $6,384,091 for that period. For the year ended December 31, 1998, the Net Asset Value of Class A Units increased 42.5% from $1,283.62 to $1,829.21 and the Net Asset Value of Class B Units increased 40.42% from $1,253.94 to $1,760.76. The Partnership's gains during 1998 were attributable to global interest rates, European and U.S. stock indices and grains.

As of December 31, 1997 the Net Asset Value of the Partnership was $13,550,922, an increase of $7,015,834 from its Net Asset Value of $6,535,088 at December 31, 1996. The Partnership's 1997 subscriptions and redemptions totaled $8,507,205 and $3,278,051, respectively. For the year ended December 31, 1997, the Partnership had revenue comprised of $3,239,951 in realized trading gains, $353,365 in unrealized trading gains and $463,014 in interest income. For that same period, the Partnership had expenses comprised of $943,428 in brokerage commissions, $219,334 in management fees, $702,920 in incentive fees, $324,867 in General Partner offering fees and $79,101 in operating expenses. This resulted in the Partnership having a net gain of $1,786,680 for that period. For the year ended December 31, 1997, the Net Asset Value of Class A Units increased 18.70% from $1,081.40 to $1,283.62. For the period April 1997 (inception of the Class B Units) to December 31, 1997, the Net Asset Value of Class B Units increased 18.75% from $1,055.92 to $1,253.94. The Partnership's gains during 1997 were attributable to European and U.S. interest rates and energies.

As of December 31, 1996 the Net Asset Value of the Partnership was $6,535,088. The Partnership's 1996 subscriptions and redemptions totaled $6,607,761 and $19,000, respectively. For the year ended December 31, 1996, the Partnership had revenue comprised of $80,440 in realized trading losses, $84,444 in unrealized trading gains and $21,447 in interest income. For that same period, the Partnership had expenses comprised of $25,235 in brokerage commissions, $13,548 in management fees, $20,516 in General Partner offering fees and $19,825 in operating expenses. This resulted in the Partnership having a net loss of $53,673 for that period. The Net Asset Value of a Unit at December 31, 1996 increased 8.14% from $1,000 at June 18, 1996 (inception) to $1,081.40 at
December 31, 1996. The Partnership's losses during 1996 were attributable to global interest rates, European stock indices and grains.

For the reasons described in this section, past performance is not indicative of future results. As a result, any recent increases in net realized or unrealized trading gains may have no bearing on any results that may be obtained in the future.

To enhance the foregoing comparison of results of operations from year to year, prospective investors can examine the Statements of Financial Condition and the Statements of Operations for the periods described above.

Liquidity

Although there is no public market for the Units, a Limited Partner may redeem his Units in the Partnership as of any month-end upon ten days' written notice to the General Partner in the form of a request for redemption. See "Item 11. Description of Registrant's Securities to be Registered - Redemption".

With respect to the Partnership's trading, in general, the Advisor will trade only Investments that have sufficient liquidity to enable it to enter and close out positions without causing major price movements. Notwithstanding the foregoing, most United States commodity exchanges limit the amount by which certain commodities may move during a single day by regulations referred to as "daily price fluctuation limits", or "daily limits". Pursuant to such regulations, no trades may be executed on any given day at prices beyond daily limits. The price of a futures contract has occasionally moved the daily limit for several consecutive days, with little or no trading, thereby effectively preventing a party from liquidating its position. While the occurrence of such an event may reduce or effectively eliminate the liquidity of a particular market, it will not limit ultimate losses and may in fact substantially increase losses because of this inability to liquidate unfavorable positions. In addition, if there is little or no trading in a particular futures or forward contract that the Partnership is trading, whether such illiquidity is caused by any of the above reasons or otherwise, the Partnership may be unable to execute trades at favorable prices and/or may be unable or unwilling to liquidate its position prior to its expiration date, thereby requiring the Partnership to make or take delivery of the Underlying Interest.

The Partnership's trading also may be impacted by the various conflicts of interest between the Partnership and the General Partner, the Advisor, the Broker, and their affiliates. See "Item 1. Business - Conflicts of Interest".

Year 2000 Compliance

Many computer systems were designed using only two digits to designate years. These systems may not be able to distinguish the Year 2000 from the Year 1900 (commonly known as the "Year 2000 Problem"). Like other investment funds and financial business organizations, the Partnership could be adversely affected if the computer systems used by the General Partner or the Partnership's service providers do not properly address this problem prior to January 1, 2000. Currently, the General Partner does not anticipate that the transition to the 21st century will have any material effect on the Partnership.

The General Partner has established a "Y2K Task Force" consisting of representatives of its information technology, research, accounting, compliance and trading departments to specifically address all Year 2000 issues in a timely manner. Actions taken have included an analysis of all in-house software and hardware to determine Year 2000 compliance. The General Partner is currently in the process of requesting confirmation from all third parties with which it and the Partnership have a material relationship that said parties have taken the same actions. In-house compliance for all mission-critical software is in progress. Testing of corrected software has already begun. Contingency plans are being established for all non-mission critical systems. No direct costs have been or are expected to be incurred in addressing the Year 2000 Problem. The General Partner has addressed all of the issues as a part of its ongoing operations, so the Partnership will not be required to reimburse the General Partner for any expenses incurred.

Despite the corrective measures that the General Partner has implemented, no assurance can be given that the Partnership's service providers have anticipated every step necessary to avoid any adverse effect on the Partnership attributable to the Year 2000 Problem. A most likely worst case scenario would be one in which trading of contracts on behalf of the Partnership becomes impossible as a result of the Year 2000 Problem. The General Partner would be able to assess such a situation in advance of the December 31, 1999 deadline and either liquidate all positions prior to that date and/or establish relationships with additional counterparties. Further, prospective investors should understand that the failure of third parties, such as futures exchanges, clearing organizations or regulators, to resolve the Year 2000 Problem in a timely manner could result in a material financial risk to the Partnership.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Past Results Not Necessarily Indicative of Future Performance

The Partnership is a speculative commodity pool. The market sensitive instruments held by it are acquired for speculative trading purposes, and all or substantially all of the Partnership's assets are subject to the risk of trading loss. Unlike an operating company, the risk of market sensitive instruments is integral, not incidental, to the Partnership's main line of business.

Market movements result in frequent changes in the fair market value of the Partnership's open positions and, consequently, in its earnings and cash flow. The Partnership's market risk is influenced by a wide variety of factors, including the level and volatility of interest rates, exchange rates, equity price levels, the market value of financial instruments and contracts, the diversification effects among the Partnership's open positions and the liquidity of the markets in which it trades.

The Partnership, under the direction of the Advisor, rapidly acquires and liquidates both long and short positions in a wide range of different markets. Consequently, it is not possible to predict how a particular future market scenario will affect performance, and the Partnership's past performance is not necessarily indicative of its future results.

"Value at Risk" is a measure of the maximum amount which the Partnership could reasonably be expected to lose in a given market sector. However, the inherent uncertainty of the Partnership's speculative trading and the recurrence in the markets traded by the Partnership of market movements far exceeding expectations could result in actual trading or non-trading losses far beyond the indicated Value at Risk or the Partnership's experience to date (i.e., "risk of ruin"). In light of the foregoing as well as the risks and uncertainties intrinsic to all future projections, the inclusion of the quantification included in this section should not be considered to constitute any assurance or representation that the Partnership's losses in any market sector will be limited to Value at Risk or by the Partnership's attempts to manage its market risk.

Standard of Materiality. Materiality as used in this section, "Qualitative and Quantitative Disclosures About Market Risk", is based on an assessment of reasonably possible market movements and the potential losses caused by such movements, taking into account the leverage, optionality and multiplier features of the Partnership's market sensitive instruments.

Quantifying the Partnership's Trading Value at Risk

Quantitative Forward-Looking Statements. The following quantitative disclosures regarding the Partnership's market risk exposures contain "forward-looking statements" within the meaning of the safe harbor from civil liability provided for such statements by the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the 1933 Act and Section 21E of the 1934 Act. All quantitative disclosures in this section are deemed to be forward-looking statements for purposes of the safe harbor, except for statements of historical fact (such as the terms of particular contracts and the number of market risk sensitive instruments held during or at the end of the reporting period).

The Partnership's risk exposure in the various market sectors traded by the Advisor is quantified below in terms of Value at Risk. Due to the Partnership's mark-to-market accounting, any loss in the fair value of the Partnership's open positions is directly reflected in the Partnership's earnings (realized or unrealized) and cash flow (at least in the case of exchange-traded contracts in which profits and losses on open positions are settled daily through variation margin).

Exchange maintenance margin requirements have been used by the Partnership as the measure of its Value at Risk. Maintenance margin requirements are set by exchanges to equal or exceed the maximum losses reasonably expected to be incurred in the fair value of any given contract in 95%-99% of any one-day intervals. The maintenance margin levels are established by dealers and exchanges using historical price studies as well as an assessment of current market volatility (including the implied volatility of the options on a given futures contract) and economic fundamentals to provide a probabilistic estimate of the maximum expected near-term one-day price fluctuation. Maintenance margin has been used rather than the more generally available initial margin, because initial margin includes a credit risk component which is not relevant to Value at Risk.

In quantifying the Partnership's Value at Risk, 100% positive correlation in the different positions held in each market risk category has been assumed. Consequently, the margin requirements applicable to the open contracts have simply been aggregated to determine each trading category's aggregate Value at Risk. The diversification effects resulting from the fact that the Partnership's positions are rarely, if ever, 100% positively correlated have not been reflected.

The Partnership's Trading Value at Risk in Different Market Sectors

The following table indicates the trading Value at Risk associated with the Partnership's open positions by market category as of March 31, 1999. All open position trading risk exposures of the Partnership have been included in calculating the figures set forth below. As of March 31, 1999, the Partnership's total capitalization was approximately $40.7 million.

                                 March 31, 1999
                                 --------------
                                                                % of Total
Market Sector                     Value at Risk              Capitalization
-------------                     -------------              --------------

Currencies                        $4.8 million                    11.92%
Interest Rates                     4.2 million                    10.40
Commodities                        1.8 million                     4.36
Stock Indices                      1 million                       2.36
Metals                             0.7 million                     1.72
Energy                             0.2 million                     0.51
                                  ------------                  --------

   Total                          $12.7 million                   31.26%
                                  =============                 ========

Material Limitations on Value at Risk as an Assessment of Market Risk

The face value of the market sector instruments held by the Partnership is typically many times the applicable maintenance margin requirement (maintenance margin requirements generally ranging between approximately 1% and 10% of contract face value) as well as many times the capitalization of the Partnership. The magnitude of the Partnership's open positions creates a "risk of ruin" not typically found in most other investment vehicles. Because of the size of its positions, certain market conditions-unusual, but historically recurring from time to time-could cause the Partnership to incur severe losses over a short period of time. The foregoing Value at Risk table-as well as the past performance of the Partnership-give no indication of this "risk of ruin".

Non-Trading Risk

The Partnership has non-trading market risk on its foreign cash balances not needed for margin. However, these balances (as well as the market risk they represent) are immaterial.

     As of March 31, 1999, the Partnership held the following fixed income securities in its portfolio:


     Face Value            Description                                                     Value
     ----------            -----------                                                     -----
                           U.S. GOVERNMENT OBLIGATIONS
                           ---------------------------

     $7,000,000            U.S. Treasury Notes, 5.00%, 2/28/01                          $ 7,028,825
      1,000,000            U.S. Treasury Notes, 6.25%, 6/30/02                            1,048,291
        470,000            U.S. Treasury Notes, 6.375%, 5/15/00                             488,591
        300,000            U.S. Treasury Notes, 6.00%, 8/15/00                              306,363

                           FEDERAL AGENCY OBLIGATIONS
                           --------------------------

      1,000,000            Federal Home Loan Bank,
                               4.875%, 1/22/02                                              997,375
        279,687            Federal Home Loan Mortgage Corporation,
                               Gold 7-Year Balloon, 6.00%, 8/1/00                           281,900
        300,000            Federal Home Loan Mortgage Corporation,
                               5.75%, 7/15/03                                               305,910
        450,000            Federal National Mortgage Association,
                               6.50%, 1/1/14                                                454,077
        450,000            Federal National Mortgage Association,
                               7.00%, 1/1/14                                                459,846
      1,060,000            Federal National Mortgage Association,
                               6.375%, 1/16/02                                            1,101,606
        450,000            Federal National Mortgage Association,
                               7.50%, 1/1/29                                                462,447
        450,000            Federal National Mortgage Association,
                               8.00%, 1/1/29                                                468,139
        200,000            Federal National Mortgage Association,
                               6.03%, 10/23/00                                              207,639
                                                                                        -----------

                           TOTAL FIXED INCOME SECURITIES
                               (COST, INCLUDING ACCRUED INTEREST, - $13,621,279)        $13,611,009
                                                                                        ===========

Qualitative Disclosures Regarding Primary Trading Risk Exposures

The following qualitative disclosures regarding the Partnership's market risk exposures-except for (i) those disclosures that are statements of historical fact and (ii) the descriptions of how the Partnership manages its primary market risk exposures-constitute forward-looking statements within the meaning of
Section 27A of the 1933 Act and Section 21E of the 1934 Act. The Partnership's primary market risk exposures as well as the strategies used and to be used by the General Partner and the Advisor for managing such exposures are subject to numerous uncertainties, contingencies and risks, any one of which could cause the actual results of the Partnership's risk controls to differ materially from the objectives of such strategies. Government interventions, defaults and expropriations, illiquid markets, the emergence of dominant fundamental factors, political upheavals, changes in historical price relationships, an influx of new market participants, increased regulation and many other factors could result in material losses as well as in material changes to the risk exposures and the risk management strategies of the Partnership. There can be no assurance that the Partnership's current market exposure and/or risk management strategies will not change materially or that any such strategies will be effective in either the short- or long-term. Investors must be prepared to lose all or substantially all of their investment in the Partnership.

The following were the primary trading risk exposures of the Partnership as of March 31, 1999, by market sector.

Interest Rates. Interest rate movements directly affect the price of the sovereign bond positions held by the Partnership and indirectly the value of its stock index and currency positions. Interest rate movements in one country as well as relative interest rate movements between countries materially impact the Partnership's profitability. The Partnership's primary interest rate exposure is to interest rate fluctuations in the United Stated and the other G-7 countries (Canada, France, Germany, Great Britain, Italy and Japan). However, the Partnership also takes positions in the government debt of other nations-e.g., New Zealand and Australia. The General Partner anticipates that G-7 interest rates will remain the primary market exposure of the Partnership for the foreseeable future.

Currencies. The Partnership's currency exposure is to exchange rate fluctuations, primarily fluctuations which disrupt the historical pricing relationships between different currencies and currency pairs. These fluctuations are influenced by interest rate changes as well as political and general economic conditions. The Partnership trades in a large number of currencies, including cross-rates-i.e., positions between two currencies other than the United States dollar. However, the Partnership's major exposures have typically been in the dollar/yen, dollar/mark and dollar/pound positions.

Stock Indices. The Partnership's primary equity exposure is in the S & P 500. The stock index futures traded by the Partnership are by law limited to futures on broadly based indices. The General Partner anticipates little, if any trading in non-G-7 stock indices. The Partnership is primarily exposed to the risk of adverse price trends or static markets in the major United States, European and Japanese indices. (Static markets would not cause major market changes but would make it difficult for the Partnership to avoid being "whipsawed" into numerous small losses.)

Metals. The Partnership's primary metals market exposure is to fluctuations in the price of gold, silver and copper. Although the Advisor may from time to time trade base metals such as aluminum and tin, the principal market exposures of the Partnership have consistently been in the precious metals, gold, silver and copper (and, to a much lesser extent, platinum). The General Partner anticipates that gold, silver and copper will remain the primary metals market exposure for the Partnership.

Commodities. The Partnership's primary commodities exposure is to agricultural price movements which are often directly affected by severe or unexpected weather conditions. Soybeans and wheat accounted for the substantial bulk of the Partnership's commodities exposure as of March 31, 1999. The General Partner anticipates that the Advisor will maintain an emphasis on grains and tropicals, in which the Partnership has historically taken its largest positions.

Energy. The Partnership's primary energy market exposure is to gas and oil price movements, often resulting from political developments in the Middle East. Although the Advisor trades natural gas to a limited extent, oil is by far the dominant energy market exposure of the Partnership.

Qualitative Disclosures Regarding Non-Trading Risk Exposure

The following were the only non-trading risk exposures of the Partnership as of March 31, 1999.

Foreign Currency Balances. The Partnership's primary foreign currency balances are in Japanese yen, German marks, British pounds and French francs. The Partnership controls the non-trading risk of these balances by regularly converting these balances back into dollars.

Securities Positions. The Partnership's only market exposure in instruments held other than for trading is in its securities portfolio. The Partnership holds only cash or interest-bearing money market accounts, short-term Treasury bills and agency securities with durations generally less than 3 years. Violent fluctuations in prevailing interest rates could cause interim mark-to-market losses on the Partnership's securities, although substantially all of these short-term instruments are held to maturity.

Qualitative Disclosures Regarding Means of Managing Risk Exposure

The means by which the Partnership and the Advisor attempt to manage the risk of the Partnership's open positions is essentially the same in all market categories traded. The Advisor applies its own risk management policies to its trading. These policies generally limit the total exposure that may be taken per "risk unit" of assets under management. In addition, the Advisor follows diversification guidelines (often formulated in terms of the maximum margin which they will commit to positions in any one contract or group of related contracts), as well as imposing "stop-loss" points at which open positions must be closed out. Occasionally, the Advisor will limit the market exposure of its Partnership account through acquiring put or call options which "collar" the risk of open positions. However, because of the typically high degree of liquidity in the markets traded by the Partnership and the expense of acquiring options, the Advisor mostly relies on stop-loss policies, requiring the liquidation of positions once losses of a certain magnitude have been incurred.

The General Partner controls the risk of the Partnership's non-trading instruments (interest-bearing securities held for cash management purposes)-the only Partnership investments, as opposed to Advisor selections, directed by the General Partner-generally limiting the duration of such instruments to no more than 3 years.


ITEM 3.         PROPERTIES.

The Partnership does not own or lease any physical properties. The Partnership's office is located within the office of the General Partner at Two American Lane, P.O. Box 5150, Greenwich, Connecticut 06831-8150.


ITEM 4.         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.


Security Ownership of Certain Beneficial Owners


Security Ownership of Management

The Partnership has no directors or officers. The Partnership delegates all management of the Partnership's affairs to the General Partner. As of March 31, 1999, the General Partner owned 238.9919 units of general partnership interest, representing a 1.07% investment in the Partnership. The General Partner is indirectly and equally owned by Messrs. Kenneth A. Shewer and Marc S. Goodman.

Changes In Control

None.

ITEM 5.         DIRECTORS AND EXECUTIVE OFFICERS.

The General Partner, Kenmar Advisory Corp., is the sole general partner of the Partnership. The General Partner, a corporation originally organized as a New York corporation in September 1983 and reorganized as a Connecticut corporation on January 1, 1996. The General Partner has been registered with the CFTC as a CPO and a member in good standing of the NFA in such capacity since February 1984. Its address is Two American Lane, P.O. Box 5150, Greenwich, Connecticut 06831-8150 and its telephone number is (203) 861-1000. It is owned equally and indirectly by Messrs. Shewer and Goodman. The directors and executive officers of the General Partner currently are as follows:

MR. KENNETH A. SHEWER, age 45, has been the Chairman and a director of the General Partner since September 1983. Mr. Shewer was employed by Pasternak, Baum and Co., Inc. ("Pasternak, Baum"), an international cash commodity firm, from June 1976 until September 1983. Mr. Shewer left Pasternak, Baum in September 1983 to form Kenmar Advisory Corp. with Mr. Goodman. Mr. Shewer created and managed Pasternak, Baum's Grain Logistics and Administration Department and created its Domestic Corn and Soybean Trading Department. In 1982, Mr. Shewer became co-manager of Pasternak, Baum's F.O.B. Corn Department. In 1983, Mr. Shewer was made Vice President and Director of Pasternak, Baum. Mr. Shewer graduated from Syracuse University with a B.S. degree in 1975.

MR. MARC S. GOODMAN, age 50, has been the President and a director of the General Partner since September 1983. Mr. Goodman joined Pasternak, Baum in September 1974 and was a Vice President and Director from July 1981 until September 1983. Mr. Goodman left Pasternak, Baum in September 1983 to form Kenmar Advisory Corp. with Mr. Shewer. While at Pasternak, Baum, Mr. Goodman was largely responsible for business development outside of the United States, for investment of its corporate retirement funds and for selecting trading personnel. Mr. Goodman has conducted extensive business in South America, Europe and the Far East. Mr. Goodman was awarded an Economics and Finance Department Fellowship from September 1969 through June 1971. Mr. Goodman graduated from the Bernard M. Baruch School of Business of the City University of New York with a B.B.A. in 1969 and an M.B.A. in 1971 in Finance and Investments.

MS. ESTHER ECKERLING GOODMAN, age 46, has been the Senior Executive Vice President of the General Partner since March 1991 and has also served as Chief Operating Officer of the General Partner since October 1995. Ms. Goodman joined Kenmar in July 1986 and has been involved in the futures industry since 1974. From 1974 through 1976, she was employed by Conti-Commodity Services, Inc. and ACLI Commodity Services, Inc., in the areas of hedging, speculative trading and tax arbitrage. In 1976, Ms. Goodman joined Loeb Rhoades and Company, Inc., where she was responsible for the development and management of a managed futures program which, in 1979, became the trading system for an independent CTA of which Ms. Goodman was a founder and principal. From 1983 through mid-1986, Ms. Goodman was employed as a marketing executive at Commodities Corp. (USA) of Princeton, New Jersey. Ms. Goodman was a Director of the Managed Futures Association and its predecessor, the Managed Futures Trade Association, from 1987 through 1995. In addition, she has written several articles and has spoken before various professional groups and organizations on the subject of managed futures. Ms. Goodman attended Vassar College from 1970-1972 and graduated from Stanford University in 1974 with a B.A. degree. Ms. Goodman is married to Mr. Marc S. Goodman.

MR. ROBERT L. CRUIKSHANK, age 62, joined the General Partner as its Executive Vice President in March 1991. Mr. Cruikshank spent 20 years (1958-1978) at Blyth Eastman Dillon in New York and was its Executive Vice President in charge of the Securities Division, which included all domestic and international sales and branch office activities, all trading departments and the research areas. In 1979, Mr. Cruikshank jointly formed Neild, Cruikshank & Co., an independent market-maker on the Chicago Board of Options Exchange ("CBOE"), where he remained until 1984, when he formed his own market making firm, Nassau Corporation. From 1982 to 1984 Mr. Cruikshank also served as Director and Vice Chairman of the Board of the CBOE, during which time he was instrumental in the development of the S&P 100 (OEX) option contract. From 1985, when he left Nassau Corporation, until March 1991, he served as President and CEO of First Capital Financial Corporation, a national real estate syndication firm owned by Sam Zell. Mr. Cruikshank graduated cum laude from Princeton University with a B.A. degree in economics in 1958.

Each director of the General Partner serves until the next annual meeting of stockholders or until a successor is elected. Executive officers of the General Partner are appointed annually and serve at the discretion of its Board of Directors. Messrs. Shewer and Goodman hold directorships in various affiliates of the General Partner.

Significant Employees of the General Partner

MR. THOMAS J. DIVUOLO, age 38, Senior Vice President responsible for account administration, oversight and risk management, joined the General Partner in March 1989. From 1982 through 1984, Mr. DiVuolo was employed by Balfour Maclaine International Ltd. working in the commodity accounting and compliance areas. From 1984 through 1986 he was employed at E.F. Hutton and Company, Inc. as a manager of commodity regulatory reporting. From 1986 until he joined the General Partner in 1989, Mr. DiVuolo worked for Lloyds International Trading, a commodity trading division of Lloyds Bank. Mr. DiVuolo is a 1982 graduate of Pace University with a B.B.A. degree in Public Accounting. He received his M.B.A. in Finance from Wagner College in 1990.

MR. GARY J. YANNAZZO, age 46, Senior Vice President and Chief Financial Officer, joined the General Partner in August 1997. From March 1992 to July 1995, he was Senior Vice President and Controller of Mettallgesellschaft Corp., a diversified commodity marketing and trading company, with 30 worldwide subsidiaries and $5 billion in annual revenues. From January 1990 through February 1992, Mr. Yannazzo was President, Chief Executive Officer and part owner of Holland Mortgage Corporation. From December 1982 through November 1989, Mr. Yannazzo was First Vice President of Security Capital Corporation, a publicly traded financial services company and affiliate of Smith Barney, Inc. From June 1975 through November 1982, Mr. Yannazzo was with Arthur Andersen & Co., serving as an Audit Manager from June 1980. From August 1995 until he joined the General Partner, Mr. Yannazzo was a private consultant, engaged primarily in projects and ventures in the commodity and derivative areas. Mr. Yannazzo received his B.S. in business administration from Seton Hall University in 1975 and his certified public accountant ("CPA") certification in 1977.

MR. JEFFREY S. ROTHSTEIN, age 41, Vice President and Chief Information Officer, joined the General Partner in May of 1996. From August 1991 to April 1996, Mr. Rothstein was Vice President in charge of Commodity Trading Systems Development and Support at AIG Trading Group, AIG's Commodity Trading subsidiary. From January 1986 through July 1991, he worked for Bankers Trust Company, building equity trading systems, and marketing and implementing foreign exchange trading systems at international merchant banks. From September 1981 through June 1985, Mr. Rothstein was employed as a programmer, project leader and manager by Digital Equipment Corporation; he was with Hewlett Packard Company from July 1979 through September 1981. Mr. Rothstein received an MBA from Columbia University in December 1985 and a B.S. in Computer Science from Cornell University in 1979.

ITEM 6.       EXECUTIVE COMPENSATION.

The Partnership has no directors or officers. As a limited partnership, the business of the Partnership is managed by its General Partner which is responsible for the administration of the business affairs of the Partnership and receives the compensation described in "Item 1. Business".

ITEM 7.       CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

The General Partner is the sole general partner of the Partnership and manages and conducts the business of the Partnership. The Partnership Agreement provides that the General Partner may be compensated in such form(s) and in such amount as the General Partner, in its sole discretion, shall determine, after giving due weight to industry standards. As more fully described in Item 1 hereto, to compensate the General Partner for its management and operations of the Partnership, its management and monitoring of the portfolio of the Advisor, the Partnership currently pays the General Partner a management fee and/or incentive fee, which is subsequently shared with the Advisor (as described below), and an offering fee. For the period January 1, 1999 to March 31, 1999, the General Partner received $174,258 in management fees and $282,651 in offering fees. For the year ending December 31, 1998, the General Partner received $482,628 in management fees, $3,229,070 in incentive fees and $748,537 in offering fees.
The General Partner forwards to the Advisor 3/7 of the management fees and 7/11 of the incentive fees it receives. See "Item 1. Business - Fees and Expenses - Fees to the Advisor." In addition, because the General Partner negotiated a brokerage commission rate for the Partnership which is generally lower than the rate available to the public, the General Partner may receive from the Broker a portion of the brokerage commissions paid by the Partnership to the Broker. See "Item 1. Business--Fees and Expenses--Fees to the General Partner".


ITEM 8.         LEGAL PROCEEDINGS.

The General Partner is not aware of any material pending legal proceedings to which the Partnership or the General Partner is a party or to which any of its or the Partnership's assets is subject.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information

There is no established public trading market for the Units.

Holders

The number of holders of Units at March 31, 1999 was approximately 477.

Dividends

Pursuant to the Partnership Agreement, distributions of profits, if any, will be made at the sole discretion of the General Partner. As of March 31, 1999, the General Partner has not made, and does not intend presently to make, distributions.

ITEM 10.        RECENT SALES OF UNREGISTERED SECURITIES.

In June, 1996, the Partnership commenced a private placement of Units in reliance on the exemptions afforded by, among others, Section 4(2) of the 1933 Act and Rule 506 of Regulation D promulgated thereunder. Similar reliance has been placed on available exemptions from securities qualification requirements under applicable state securities laws. Units are offered monthly at a price per Unit equal to the then-current Net Asset Value per Unit plus a selling commission equal to 5% unless such selling commission is waived in whole or in part. The minimum subscription is $26,250 for new investors other than IRAs and Keogh plans, or $10,500 for IRAs, Keogh plans and existing Limited Partners, which amounts include selling commissions of $1,250 and $500, respectively. The Units are being sold by Kenmar Securities, Inc., an affiliate of the General Partner, and certain other selling agents.

As of the date hereof, Units are continuing to be offered and there is no maximum number of Units that may be purchased or sold. The sales qualify as an exempt offering under Rule 506 of Regulation D because all of the Investors are "accredited investors" as defined by Regulation D. Since the Partnership began the private placement in 1996, through March 1999, 27,357.6775 Units had been sold for an aggregate subscription amount of $38,406,152.

ITEM 11.        DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

The securities to be registered are Units of the Partnership. The rights of the Limited Partners are governed by the Partnership Act and the Partnership Agreement. The following is an explanation of certain terms and provisions of the Partnership Agreement, which is being hereto filed herewith as Exhibit 3.2. The following description is a summary only, is not intended to be complete, and is qualified in its entirety by the Partnership Agreement.

Nature of the Partnership

The Partnership is a limited partnership governed by the Partnership Act. If the assets of the Partnership are insufficient to discharge all of the liabilities and obligations of the Partnership, the General Partner will be liable for all excess liabilities and obligations. Except as provided in the Partnership Act, no Limited Partner shall be personally liable for any debt, liability or obligation of the Partnership or be required to return any distribution made to him or to contribute any capital in addition to his capital contribution. Absent fraud, willful misconduct, gross negligence or bad faith, the General Partner will not be liable for the return of a Limited Partner's capital contribution if such Limited Partner were to experience a loss.

Management of Partnership Affairs

Responsibility for managing the Partnership is vested solely in the General Partner. The Limited Partners will not participate in the management or operations of the Partnership. Any participation by a Limited Partner in the management of the Partnership may jeopardize the limited liability of such Limited Partner. To facilitate the General Partner's management of the Partnership, each Limited Partner has appointed the General Partner, with full power of substitution, such Limited Partner's attorney-in-fact.

Monthly Allocations

Each Partner, including the General Partner, has a capital account with an initial balance equal to the amount such Partner paid for his Units and, in the case of the General Partner, its capital contribution. The Partnership's Net Assets will be determined monthly and any increase or decrease from the end of the preceding month will be credited or charged to the capital account of each Partner in the ratio that the balance of each Partner's account bears to the balance of all accounts. Realized income and expense shall be allocated pro rata among the Partners based on their respective capital accounts (exclusive of such items of income and expense) as of the end of each month in which such items are paid or accrued.

Sharing of Profits and Losses

See "Income Tax Aspects -- Partnership Allocation of Profits and Losses".

Additional Limited Partners

The General Partner may, in its sole discretion, admit at month end, or at such other time as the General Partner determines, additional Limited Partners who subscribe for Units. The General Partner has complete discretionary authority regarding the admission of additional Limited Partners (including but not limited to the right to admit additional Limited Partners under terms and conditions comparable to or different from those under which the existing Limited Partners were solicited), the number that may be admitted and the acceptance of additional capital contributions from existing Limited Partners; provided that no offer or sale to investors shall be made if it would violate any applicable law, rule or regulation.

Restrictions on Transfers or Assignments

No Limited Partner may assign, sell, transfer, pledge, hypothecate or otherwise dispose of his interest in the Partnership, in whole or in part (and the transferee may not become a substituted Limited Partner), unless the interest is subsequently registered under the 1933 Act and applicable state securities or Blue Sky laws or the disposition is exempt from registration, and the Limited Partner has received the express prior written consent of the General Partner, which may be granted or denied in its sole discretion. Any attempt in violation of the above shall be null and void.

Termination of the Partnership

The affairs of the Partnership will be wound up and the Partnership liquidated as soon as practicable upon the first to occur of a number of events including but not limited to December 31, 2026 or the election of the General Partner to terminate the Partnership upon thirty (30) days' prior written notice to the Limited Partners.

Mandatory Withdrawal of Limited Partner

The General Partner may, at any time in its sole discretion, require any Limited Partner to withdraw entirely from the Partnership or to withdraw a portion of his Units (i) by giving no less than ten (10) days' written notice to the Limited Partner(s) thus designated; or (ii) without giving notice if (A) the General Partner determines such Limited Partner is a benefit plan investor (within the meaning of DOL Regulations Section 2510.3-101(f)(2)) and such action is advisable, in the sole discretion of the General Partner, to ensure that the assets of the Partnership are not treated as "plan assets" under ERISA, (B) such Limited Partner made a misrepresentation to the General Partner in connection with his purchase of Units, or (C) such Limited Partner's ownership of a Unit would result in the violation of any Law or Rule and Regulation applicable to the Partnership or a Partner. See "Item 1. Business -- Purchases by Employee Benefit Plans".

Amendments

The Partnership Agreement may not be amended except upon consent by the General Partner and by Limited Partners owning more than 50% of the Units then-owned by Limited Partners; provided, however, that without the consent of the Limited Partners, the General Partner may amend the Partnership Agreement (i) to clarify any ambiguity or to supplement or clarify any inconsistent provisions, (ii) to reflect changes validly made in the membership of the Partnership or in contributions of the Partners to the Partnership, (iii) to conform to changes in GAAP applicable to the Partnership or to bring the Partnership into compliance with applicable laws, rules and regulations, including but not limited to the Code, Federal and state securities laws, rules and regulations, (iv) to amend
Article V, (v) to amend the General Partner's compensation as provided under
Section 6.2(b) of the Partnership Agreement and/or (vi) to amend provisions of
Article VII regarding redemption of Units if the General Partner, in its sole discretion, deems that such amendment is necessary or advisable to prevent the Partnership from being classified as a publicly-traded partnership pursuant to
Section 7704(b) of the Code, without reference to Section 7704(c) thereof. Notwithstanding the preceding, without the vote of a majority-in-interest of the Limited Partners, the General Partner may not amend this Agreement if such amendment would (i) directly or indirectly, affect or jeopardize the then status of the Partnership as a partnership for Federal income tax purposes or (ii) reduce the capital account of any Partner, or modify the percentage of profits, losses, or distributions to which any Partner is entitled.

Books and Records

The General Partner shall keep at the principal office of the Partnership such books and records relating to the business of the Partnership as it deems necessary or advisable or as are required by the CEAct and the rules and regulations thereunder. To the extent required by applicable laws, rules and regulations, such books and records shall be available to Limited Partners or their authorized attorneys or agents for inspection and copying during normal business hours of the Partnership and, upon request, copies shall be sent to any Limited Partner upon payment by such Partner of reasonable reproduction and distribution costs. Ten (10) business days' written notice to the General Partner shall be required for such inspection and copying by a Limited Partner or his authorized attorney.

Redemption

With respect to redemption by a Limited Partner, upon ten days' prior written notice, a Limited Partner may require the Partnership to redeem all or part of its Units effective as of the close of business on the last day of any month at the Net Asset Value thereof on such date.

Notwithstanding the above, pursuant to the Partnership Agreement, the General Partner may, in its sole discretion and on ten days' notice, require a Limited Partner to redeem all or part of its Units in the Partnership as of the end of any month.

ITEM 12.        INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pursuant to Section 6.5 of the Partnership Agreement, the Partnership has agreed to indemnify, defend, and hold harmless the General Partner and its affiliates, shareholders, officers, directors, employees and agents from and against any Damages (as defined below) actually and reasonably incurred resulting from actions, omissions, or conduct concerning the business or activities undertaken by or on behalf of the Partnership, including, without limitation, any demands, claims, lawsuits, or proceedings initiated by a Limited Partner (or assignee); provided that a court of competent jurisdiction upon entry of a final judgment shall find (or, if no final judgment is entered, an opinion is rendered to the Partnership by independent legal counsel) to the effect that the conduct that was the basis for such Damages was not the result of gross negligence or willful misconduct and was done in good faith and in the reasonable belief that it was in, or not opposed to, the best interests of the Partnership.

Notwithstanding the above, no indemnification of the General Partner or any other party indemnified by the Partnership is permitted for damages, losses, claims, liabilities, whether for it or several expenses (including legal fees and disbursements), judgments, fines, settlements, and other amounts suffered in connection with or arising from any and all claims, demands, actions, suits or proceedings, whether civil or criminal, administrative or investigative ("Damages") resulting from any violation of federal or state securities laws in connection with the offer or sale of Units. In addition, in any action or proceeding brought by a Limited Partner in the right of the Partnership to which the General Partner or any other party indemnified under the Partnership Agreement, is a party defendant, any such person shall be indemnified only to the extent and subject to the conditions specified in the Partnership Act.

To the extent permitted by law, expenses (including attorneys' fees) incurred by the General Partner or any person to be indemnified in defending any action, proceeding or claim referred to in Section 6.5 of the Partnership Agreement may be paid voluntarily by the Partnership in advance of the final disposition of the action, proceeding or claim; provided that the indemnified person or entity shall agree to reimburse the Partnership unless it is ultimately determined that indemnification of such expenses is permitted under the Partnership Agreement.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the Partnership or the General Partner pursuant to the provisions described above, the Partnership has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable. The CFTC has issued a statement of policy relating to indemnification of officers and directors of an FCM (such as the Broker) and its controlling persons under which the CFTC has taken the position that whether such an indemnification is consistent with the policies expressed in the CEAct will be determined by the CFTC on a case-by-case basis.

ITEM 13.          FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.


The Partnership's and the General Partner's financial statements, together with the auditors' reports thereon, appearing on pages F-1 through F-32 hereof, are incorporated herein by reference.


ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.


None.


ITEM 15.          FINANCIAL STATEMENTS AND EXHIBITS.


(a) INDEX TO FINANCIAL STATEMENTS

         (1)      Financial Statements:


THE DENNIS FUND LIMITED PARTNERSHIP:

         Independent Auditor's Report................................................................F-2
         Audited Financial Statements:
              Statements of Financial Condition as of December 31, 1998 and 1997.....................F-3
              Schedule of Securities as of December 31, 1998.........................................F-4
              Statements of Operations For the Years Ended December 31, 1998 and 1997
                 and For the Period June 18, 1996 (inception) to December 31, 1996 ..................F-5
              Statements of Changes in Partners' Capital (Net Asset Value)
                 For the Years Ended December 31, 1998 and 1997 and
                 For the Period June 18, 1996 (inception) to December 31, 1996.......................F-6
              Notes to Financial Statements..................................................F-7 -- F-11
         Interim Financial Statements (Unaudited):
              Statement of Financial Condition as of March 31, 1999.................................F-12
              Schedule of Securities as of March 31, 1999...........................................F-13
              Statements of Operations For the Three Months Ended March 31, 1999 and 1998...........F-14
              Statements of Changes in Partners' Capital (Net Asset Value)
                 For the Three Months Ended March 31, 1999 and 1998.................................F-15
              Notes to Financial Statements.................................................F-16 -- F-20

KENMAR ADVISORY CORP.:

         Independent Auditor's Report...............................................................F-21
         Audited Financial Statement:
              Statement of Financial Condition as of September 30, 1998.............................F-22
              Notes to Statement of Financial Condition.....................................F-23 -- F-30
         Interim Financial Statements (Unaudited):
              Statement of Financial Condition as of March 31, 1999.................................F-31
              Notes to Statement of Financial Condition.............................................F-32

         (2)      Financial Statement Schedules:

                  No financial statement schedules are required to be filed with this report because the information included therein is included in the financial statements and the footnotes thereto.

(b) EXHIBITS
    --------

         Exhibit No.     Description
         -----------     -----------

         3.1             Certificate  of Limited  Partnership  for The
                         Dennis Fund Limited  Partnership, dated June 17, 1996

         3.2 Limited Partnership Agreement of The Dennis Fund Limited Partnership, dated June 18, 1996 and as amended December 15, 1997

         10.1            Customer  Agreement  between the Partnership  and
                         E. D. & F. Man  International Inc., dated August 27,
                         1996.

         10.2 Cover Letter and Model Advisory Agreement between The Dennis Fund Limited Partnership and Kenmar Advisory Corp., dated August 27, 1996, as amended January 15, 1997.

         27.1            Financial Data Schedule (Class A Units)

         27.2            Financial Data Schedule (Class B Units)

SIGNATURES

         Pursuant to the requirements of Section 12 of the 1934 Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                 THE DENNIS FUND LIMITED PARTNERSHIP

                                 BY:  KENMAR ADVISORY CORP., ITS GENERAL PARTNER



Dated: June 22, 1999             BY: /s/ ESTHER ECKERLING GOODMAN
                                     ------------------------------------
                                     Esther Eckerling Goodman
                                     Senior Executive Vice President and
                                      Chief Operating Officer

                         -----------------------------
                         INDEX TO FINANCIAL STATEMENTS
                         -----------------------------



                                                                                                  PAGES
                                                                                                  -----
THE DENNIS FUND LIMITED PARTNERSHIP

    Independent Auditor's Report                                                                   F-2

    Audited Financial Statements:

       Statements of Financial Condition as of December 31, 1998 and 1997                          F-3

       Schedule of Securities as of December 31, 1998                                              F-4

       Statements of Operations For the Years Ended December 31, 1998 and 1997 and
          For the Period June 18, 1996 (inception) to December 31, 1996                            F-5

       Statements of Changes in Partners' Capital (Net Asset Value)
          For the Years Ended December 31, 1998 and 1997 and
          For the Period June 18, 1996 (inception) to December 31, 1996                            F-6

       Notes to Financial Statements                                                           F-7 - F-11

    Interim Financial Statements (Unaudited):

       Statement of Financial Condition as of March 31, 1999                                      F-12

       Schedule of Securities as of March 31, 1999                                                F-13

       Statements of Operations For the Three Months Ended March 31, 1999 and 1998                F-14

       Statements of Changes in Partners' Capital (Net Asset Value)
          For the Three Months Ended March 31, 1999 and 1998                                      F-15

       Notes to Financial Statements                                                           F-16 - F-20

KENMAR ADVISORY CORP.

    Independent Auditor's Report                                                                  F-21

    Audited Financial Statement:

       Statement of Financial Condition as of September 30, 1998                                  F-22

       Notes to Statement of Financial Condition                                               F-23 - F-30

    Interim Financial Statement (Unaudited):

       Statement of Financial Condition as of March 31, 1999                                      F-31

       Notes to Statement of Financial Condition                                                  F-32



   Schedules are omitted for the reason that they are not required or are not applicable or that equivalent information has been included in the financial statements or notes thereto.

                          INDEPENDENT AUDITOR'S REPORT


To the Partners
The Dennis Fund Limited Partnership


We have audited the accompanying statements of financial condition of The Dennis Fund Limited Partnership as of December 31, 1998 and 1997, including the December 31, 1998 schedule of securities, and the related statements of operations and changes in partners' capital (net asset value) for the years then ended and for the period June 18, 1996 (inception) to December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1998 and 1997, by correspondence with brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Dennis Fund Limited Partnership as of December 31, 1998 and 1997, and the results of its operations and the changes in its net asset values for the years then ended and for the period June 18, 1996 (inception) to December 31, 1996, in conformity with generally accepted accounting principles.





                                     ARTHUR F. BELL, JR. & ASSOCIATES, L.L.C.

Hunt Valley, Maryland
February 24, 1999

                      THE DENNIS FUND LIMITED PARTNERSHIP
                       STATEMENTS OF FINANCIAL CONDITION
                           December 31, 1998 and 1997
                                  ___________

                                                                                         1998                  1997
                                                                                         ----                  ----
ASSETS
    Equity in broker trading accounts
       Cash                                                                           $19,677,383           $ 9,190,301
       Unrealized gain on open contracts                                                1,383,936               428,797
                                                                                      -----------           -----------

              Deposits with broker                                                     21,061,319             9,619,098

    Cash and cash equivalents                                                           3,279,209               796,414
    Fixed income securities (cost, including
       accrued interest, - $11,322,815 and $3,390,385)                                 11,319,699             3,399,397
    Subscriptions receivable                                                              203,902                     0
                                                                                      -----------           -----------

              Total assets                                                            $35,864,129           $13,814,909
                                                                                      ===========           ===========

LIABILITIES
    Accounts payable                                                                  $    84,488           $    20,541
    Commissions and other trading fees
       on open contracts                                                                   22,505                10,560
    General Partner offering fee                                                           77,444                24,180
    Advisor management fee                                                                 50,836                21,343
    Advisor incentive fee                                                                       0                83,027
    Redemptions payable                                                                    44,677               104,336
    Subscription received in advance                                                       25,000                     0
                                                                                      -----------           -----------

              Total liabilities                                                           304,950               263,987
                                                                                      -----------           -----------

PARTNERS' CAPITAL (NET ASSET VALUE)
    General Partner:
       A Units - 107.1387 units outstanding
          at December 31, 1998 and 1997                                                   195,979               137,525
       B Units - 131.8532 and 32.3102 units outstanding
          at December 31, 1998 and 1997                                                   232,161                40,515
    Limited Partners:
       A Units - 6,923.1908 and 7,537.4040 units
          outstanding at December 31, 1998 and 1997                                    12,663,939             9,675,138
       B Units - 12,759.9200 and 2,948.9024 units outstanding
          at December 31, 1998 and 1997                                                22,467,100             3,697,744
                                                                                      -----------           -----------

              Total partners' capital
                  (Net Asset Value)                                                    35,559,179            13,550,922
                                                                                      -----------           -----------

                                                                                      $35,864,129           $13,814,909
                                                                                      ===========           ===========

                             See accompanying notes.

                      THE DENNIS FUND LIMITED PARTNERSHIP
                             SCHEDULE OF SECURITIES
                               December 31, 1998
                                  ___________



FIXED INCOME SECURITIES
-----------------------

     Face Value            Description                                                    Value
     ----------            -----------                                                    -----
                           U.S. GOVERNMENT OBLIGATIONS
                           ---------------------------

      5,650,000            U.S. Treasury Notes, 4.625%, 11/30/00                        $ 5,677,718
      1,000,000            U.S. Treasury Notes, 6.25%, 6/30/02                            1,049,653
        470,000            U.S. Treasury Notes, 6.375%, 5/15/00                             484,484
        300,000            U.S. Treasury Notes, 6.00%, 8/15/00                              313,069

                           FEDERAL AGENCY OBLIGATIONS
                           --------------------------

        304,411            Federal Home Loan Mortgage Corporation,
                               Gold 7-Year Balloon, 6.00%, 8/1/00                           306,213
        300,000            Federal Home Loan Mortgage Corporation,
                               5.75%, 7/15/03                                               316,782
      1,060,000            Federal National Mortgage Association,
                               6.375%, 1/16/02                                            1,129,662
        450,000            Federal National Mortgage Association,
                               6.50%, 1/1/13                                                456,471
        450,000            Federal National Mortgage Association,
                               6.50%, 1/1/28                                                452,322
        450,000            Federal National Mortgage Association,
                               7.50%, 1/1/28                                                462,303
        450,000            Federal National Mortgage Association,
                               8.00%, 1/1/28                                                465,084
        200,000            Federal National Mortgage Association,
                               6.03%, 10/23/00                                              205,938
                                                                                        -----------

                           TOTAL FIXED INCOME SECURITIES
                               (COST, INCLUDING ACCRUED INTEREST, - $11,322,815)        $11,319,699
                                                                                        ===========






                             See accompanying notes.

                      THE DENNIS FUND LIMITED PARTNERSHIP
                            STATEMENTS OF OPERATIONS
               For the Years Ended December 31, 1998 and 1997 and
         For the Period June 18, 1996 (inception) to December 31, 1996
                                  ___________


                                                         Year Ended        Year Ended       Period Ended
                                                        December 31,      December 31,      December 31,
                                                            1998              1997              1996
                                                            ----              ----              ----
INCOME
    Commodity trading gains (losses)
       Realized                                         $10,291,095       $ 3,238,488       $    (80,440)
       Change in unrealized                                 955,139           344,353             84,444
                                                        -----------       -----------       ------------

              Gain from commodity trading                11,246,234         3,582,841              4,004
                                                        -----------       -----------       ------------

    Fixed income securities gains (losses)
       Realized                                              82,923             1,463                  0
       Change in unrealized                                 (12,128)            9,012                  0
                                                        -----------       -----------       ------------

              Gain from fixed income securities              70,795            10,475                  0
                                                        -----------       -----------       ------------

    Interest income                                       1,063,068           463,014             21,447
                                                        -----------       -----------       ------------

              Total income                               12,380,097         4,056,330             25,451
                                                        -----------       -----------       ------------

EXPENSES
    Brokerage commissions                                 1,400,182           943,428             25,235
    General Partner offering fee                            748,537           324,867             20,516
    Advisor management fee                                  482,628           219,334             13,548
    Advisor incentive fee                                 3,229,070           702,920                  0
    Operating expenses                                      135,589            79,101             19,825
                                                        -----------       -----------       ------------

              Total expenses                              5,996,006         2,269,650             79,124
                                                        -----------       -----------       ------------

              NET INCOME (LOSS)                         $ 6,384,091       $ 1,786,680       $    (53,673)
                                                        ===========       ===========       ============

A UNITS
    NET INCOME (LOSS) PER A UNIT
       (based on weighted average number of
       A Units outstanding during the period)           $    555.83       $    130.21       $     (21.29)
                                                        ===========       ===========       ============

    INCREASE IN NET ASSET VALUE PER A UNIT              $    545.59       $    202.22       $      81.40
                                                        ===========       ===========       ============

B UNITS
    NET INCOME PER B UNIT
       (based on weighted average number of
       B Units outstanding during the period)           $    307.36       $    285.90
                                                        ===========       ===========

    INCREASE IN NET ASSET VALUE PER B UNIT              $    506.82       $    198.02
                                                        ===========       ===========


                             See accompanying notes.

                                                THE DENNIS FUND LIMITED PARTNERSHIP
                                    STATEMENTS OF CHANGES IN PARTNERS' CAPITAL (NET ASSET VALUE)
          For the Years Ended December 31, 1998 and 1997 and For the Period June 18, 1996 (inception) to December 31, 1996
                                                            ___________



                                                                  Partners' Capital
                                 ----------------------------------------------------------------------------------
                                                A Units                                    B Units
                                 --------------------------------------    ----------------------------------------
                                                General       Limited                      General       Limited
                                     Units      Partner       Partners         Units       Partner       Partners          Total
                                     -----      -------       --------         -----       -------       --------          -----
Balances at
    June 18, 1996 (inception)         0.0000    $      0    $         0         0.0000     $      0     $         0     $         0

Additions                         6,060.5461      71,000      6,536,761         0.0000            0               0       6,607,761

Net (loss) for the period
    June 18, 1996 (inception) to
    December 31, 1996                               (598)       (53,075)                          0               0         (53,673)

Redemptions                         (17.3947)          0        (19,000)        0.0000            0               0         (19,000)
                                 -----------    --------    -----------    -----------     --------     -----------     -----------

Balances at
    December 31, 1996             6,043.1514      70,402      6,464,686         0.0000            0               0       6,535,088

Net income for the year
    ended December 31, 1997                       19,123      1,077,109                       6,515         683,933       1,786,680

Additions                         4,046.4401      48,000      4,577,840     3,676.3211       34,000       3,847,365       8,507,205

Redemptions                      (2,445.0488)          0     (2,444,497)     (695.1085)           0        (833,554)     (3,278,051)
                                 -----------    --------    -----------    -----------     --------     -----------     -----------

Balances at
    December 31, 1997             7,644.5427     137,525      9,675,138     2,981.2126       40,515       3,697,744      13,550,922

Net income for the year
    ended December 31, 1998                       58,454      4,010,069                      23,646       2,291,922       6,384,091

Additions                             0.0000           0              0    10,729.4750      168,000      17,966,670      18,134,670

Redemptions                        (614.2132)          0     (1,021,268)     (818.9144)           0      (1,489,236)     (2,510,504)
                                 -----------    --------    -----------    -----------     --------     -----------     -----------

Balances at
    December 31, 1998             7,030.3295    $195,979    $12,663,939    12,891.7732     $232,161     $22,467,100     $35,559,179
                                 ===========    ========    ===========    ===========     ========     ===========     ===========

                                                     A Units                                  B Units
                                        ----------------------------------            ------------------------
                                            Net Asset Value Per Unit                  Net Asset Value Per Unit
                                        ----------------------------------            ------------------------

                                                   December 31,                              December 31,
                                          1998         1997        1996                   1998         1997
                                          ----         ----        ----                   ----         ----
                                        $1,829.21    $1,283.62   $1,081.40              $1,760.76    $1,253.94
                                        =========    =========   =========              =========    =========

                            See accompanying notes.

                      THE DENNIS FUND LIMITED PARTNERSHIP
                         NOTES TO FINANCIAL STATEMENTS
                                  ___________


Note 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A.  General Description of the Partnership

            The Dennis Fund Limited Partnership (the Partnership) is a Connecticut limited partnership which operates as a commodity pool. The Partnership engages in the speculative trading of futures contracts and other financial instruments. It is subject to the regulations of the Commodity Futures Trading Commission, an agency of the United States (U.S.) government which regulates most aspects of the commodity futures industry; rules of the National Futures Association, an industry self-regulatory organization; and the requirements of commodity exchanges and Futures Commission Merchants (brokers) through which the Partnership trades.

            The Partnership was organized on June 18, 1996 and commenced trading on October 9, 1996.

            Investments made prior to April 30, 1997 are referred to as "A Units" and investments made on or after April 30, 1997 are referred to as "B Units." The initial net asset value per B Unit was the net asset value per A Unit at April 30, 1997; accordingly, net income applicable to B Units during 1997 is for the period May 1, 1997 to December 31, 1997. The only difference between A Units and B Units are the advisor management and incentive fee rates as further described in Note 3.

        B.  Method of Reporting

            The Partnership's financial statements are presented in accordance with generally accepted accounting principles, which require the use of certain estimates made by the Partnership's management.

        C.  Commodities

            Gains or losses are realized when contracts are liquidated. Unrealized gains or losses on open contracts (the difference between contract purchase price and market price) at the date of the statement of financial condition are included in equity in broker trading accounts. Any change in net unrealized gain or loss from the preceding period is reported in the statement of operations. Brokerage commissions include other trading fees and are charged to expense when contracts are opened.

        D.  Cash and Cash Equivalents

            Cash and cash equivalents includes cash and all highly liquid investments, including money market mutual funds and other investments with a maturity of three months or less from the date of purchase.

                      THE DENNIS FUND LIMITED PARTNERSHIP
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                  ___________



Note 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        E.  Fixed Income Securities

            Fixed income securities are reported at market value plus accrued interest. Fixed income securities transactions are accounted for on the trade date. Interest income is recorded on the accrual basis.

        F.  Income Taxes

            The Partnership prepares calendar year U.S. and state information tax returns and reports to the partners their allocable shares of the Partnership's income, expenses and trading gains or losses.

        G.  Foreign Currency Transactions

            The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the statement of financial condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

Note 2. GENERAL PARTNER

        The General Partner of the Partnership is Kenmar Advisory Corp., which conducts and manages the business of the Partnership. The Limited Partnership Agreement requires the General Partner to maintain a capital account of no less than the lesser of 1% of the aggregate capital accounts of all partners or $500,000.

        Effective February 1, 1998, for managing the continuing offering of units, the General Partner receives a monthly offering fee equal to 0.25% (3% annually) of that month's beginning Net Asset Value (as defined in the Limited Partnership Agreement) of the Partnership. Prior to February 1, 1998, the General Partner received a monthly offering fee equal to .25% (3% annually) of the prior month's beginning Net Asset Value (as defined) of the Partnership. Commencing April 1998, the General Partner rebated to Million Dollar Investors (as defined in the Confidential Private Placement Memorandum and Disclosure Document) a monthly amount equal to two-thirds of the offering fee applicable to such Million Dollar Investors. Such rebates were made to Million Dollar Investors by issuing additional B Units.

                      THE DENNIS FUND LIMITED PARTNERSHIP
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                  ___________



Note 3. COMMODITY TRADING ADVISOR

        The Partnership has an advisory agreement with Dennis Trading Group, Inc. (the commodity trading advisor) pursuant to which the A Units pay a monthly management fee of 1/6 of 1% (2% annually) of the month-end Net Asset Value of the subaccount (as defined in the advisory agreement) and a quarterly incentive fee equal to 25% of the Net New Trading Profits (as defined). The commodity trading advisor and General Partner each receive one-half of the management and incentive fees applicable to A Units. Pursuant to the advisory agreement, the B Units pay a monthly management fee of 1/12 of 1.75% (1.75% annually) of the month-end Net Asset Value of the subaccount (as defined) and a quarterly incentive fee equal to 27.5% of the Net New Trading Profits (as defined). The commodity trading advisor receives 3/7 of the management fee and 7/11 of the incentive fee applicable to B Units and the General Partner receives 4/7 of the management fee and 4/11 of the incentive fee applicable to B Units.

Note 4. DEPOSITS WITH BROKER

        The Partnership deposits cash with E.D. & F. Man International Inc. to act as broker subject to Commodity Futures Trading Commission regulations and various exchange and broker requirements. Margin requirements are satisfied by the deposit of cash with such broker. The Partnership earns interest income on its cash deposited with the broker.

Note 5. SUBSCRIPTIONS, DISTRIBUTIONS AND REDEMPTIONS

        Investments in the Partnership are made by subscription agreement, subject to acceptance by the General Partner. The subscription price is equal to the Net Asset Value of the units purchased plus a 5% selling commission, unless such selling commission is waived in whole or in part by the General Partner. Additions to partners' capital are shown net of such selling commissions which amounted to $198,839, $164,086 and $141,781 in 1998, 1997 and 1996, respectively.

        The Partnership is not required to make distributions, but may do so at the sole discretion of the General Partner. A Limited Partner may request and receive redemption of units owned, subject to restrictions in the Limited Partnership Agreement.

Note 6. TRADING ACTIVITIES AND RELATED RISKS

        The Partnership engages in the speculative trading of U.S. and foreign futures contracts ("derivatives"). These derivatives include both financial and non-financial contracts held as part of a diversified trading program. The Partnership is exposed to both market risk, the risk arising from changes in the market value of the contracts, and credit risk, the risk of failure by another party to perform according to the terms of a contract.

                      THE DENNIS FUND LIMITED PARTNERSHIP
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                  ___________



Note 6. TRADING ACTIVITIES AND RELATED RISKS (CONTINUED)

        Purchase and sale of futures contracts requires margin deposits with the broker. Additional deposits may be necessary for any loss on contract value. The Commodity Exchange Act requires a broker to segregate all customer transactions and assets from such broker's proprietary activities. A customer's cash and other property (for example, U.S. Treasury bills) deposited with a broker are considered commingled with all other customer funds subject to the broker's segregation requirements. In the event of a broker's insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than total cash and other property deposited.

        The Partnership has a substantial portion of its assets on deposit with brokers and dealers in securities and other financial institutions in connection with its cash management activities. In the event of a financial institution's insolvency, recovery of Partnership assets on deposit may be limited to account insurance or other protection afforded such deposits. In the normal course of business, the Partnership does not require collateral from such financial institutions.

        For derivatives, risks arise from changes in the market value of the contracts. Theoretically, the Partnership is exposed to a market risk equal to the value of futures contracts purchased and unlimited liability on such contracts sold short.

        The fair value of derivatives represents unrealized gains and losses on open futures contracts. The average fair value of derivatives during 1998 and 1997, was approximately $880,000 and $600,000, respectively, and was approximately $100,000 during the period October 9, 1996 (commencement of trading) to December 31, 1996. The related year-end fair values as of December 31, 1998 and 1997, are approximately $1,384,000 and $429,000, respectively.

        Net trading results from derivatives for the years ended December 31, 1998 and 1997 and for the period June 18, 1996 (inception) to December 31, 1996, are reflected in the statement of operations and equal gain from commodity trading less brokerage commissions. Such trading results reflect the net gain (loss) arising from the Partnership's speculative trading of futures contracts.

        At December 31, 1998 and 1997, the notional amount of open contracts is as follows:

                       1998                                 1997
                       ----                                 ----
           Contracts to    Contracts to         Contracts to    Contracts to
             Purchase          Sell               Purchase          Sell
             --------          ----               --------          ----

           $766,400,000    $499,500,000         $278,000,000    $173,000,000

                      THE DENNIS FUND LIMITED PARTNERSHIP
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                  ___________



Note 6. TRADING ACTIVITIES AND RELATED RISKS (CONTINUED)

        The above amounts do not represent the Partnership's risk of loss due to market and credit risk, but rather represent the Partnership's extent of involvement in derivatives at the date of the statement of financial condition.

        The General Partner has established procedures to actively monitor market risk and minimize credit risk. The Limited Partners bear the risk of loss only to the extent of the market value of their respective investments and, in certain specific circumstances, distributions and redemptions received.

                      THE DENNIS FUND LIMITED PARTNERSHIP
                        STATEMENT OF FINANCIAL CONDITION
                                 March 31, 1999
                                  (Unaudited)
                                  ___________




ASSETS
    Equity in broker trading accounts
       Cash                                                     $19,915,054
       Unrealized gain on open contracts                          1,742,790
                                                                -----------

              Deposits with broker                               21,657,844

    Cash and cash equivalents                                     4,956,118
    Fixed income securities (cost, including
       accrued interest, - $13,621,279)                          13,611,009
    Subscriptions receivable                                        962,707
                                                                -----------

              Total assets                                      $41,187,678
                                                                ===========

LIABILITIES
    Accounts payable                                            $   110,203
    Commissions and other trading fees
       on open contracts                                             27,965
    General Partner offering fee                                     99,446
    Advisor management fee                                           59,291
    Redemptions payable                                             226,301
                                                                -----------

              Total liabilities                                     523,206
                                                                -----------

PARTNERS' CAPITAL (NET ASSET VALUE)
    General Partner:
       A Units - 107.1387 units outstanding                         199,438
       B Units - 158.8705 units outstanding                         284,863
    Limited Partners:
       A Units - 6,767.6910 units outstanding                    12,598,019
       B Units - 15,382.7872 units outstanding                   27,582,152
                                                                -----------

              Total partners' capital
                  (Net Asset Value)                              40,664,472
                                                                -----------

                                                                $41,187,678
                                                                ===========



                             See accompanying notes.

                      THE DENNIS FUND LIMITED PARTNERSHIP
                             SCHEDULE OF SECURITIES
                                 March 31, 1999
                                  (Unaudited)
                                  ___________





FIXED INCOME SECURITIES
-----------------------

     Face Value            Description                                                     Value
     ----------            -----------                                                     -----
                           U.S. GOVERNMENT OBLIGATIONS
                           ---------------------------

      7,000,000            U.S. Treasury Notes, 5.00%, 2/28/01                          $ 7,028,825
      1,000,000            U.S. Treasury Notes, 6.25%, 6/30/02                            1,048,291
        470,000            U.S. Treasury Notes, 6.375%, 5/15/00                             488,591
        300,000            U.S. Treasury Notes, 6.00%, 8/15/00                              306,363

                           FEDERAL AGENCY OBLIGATIONS
                           --------------------------

      1,000,000            Federal Home Loan Bank,
                               4.875%, 1/22/02                                              997,375
        279,687            Federal Home Loan Mortgage Corporation,
                               Gold 7-Year Balloon, 6.00%, 8/1/00                           281,900
        300,000            Federal Home Loan Mortgage Corporation,
                               5.75%, 7/15/03                                               305,910
        450,000            Federal National Mortgage Association,
                               6.50%, 1/1/14                                                454,077
        450,000            Federal National Mortgage Association,
                               7.00%, 1/1/14                                                459,846
      1,060,000            Federal National Mortgage Association,
                               6.375%, 1/16/02                                            1,101,606
        450,000            Federal National Mortgage Association,
                               7.50%, 1/1/29                                                462,447
        450,000            Federal National Mortgage Association,
                               8.00%, 1/1/29                                                468,139
        200,000            Federal National Mortgage Association,
                               6.03%, 10/23/00                                              207,639
                                                                                        -----------

                           TOTAL FIXED INCOME SECURITIES
                               (COST, INCLUDING ACCRUED INTEREST, - $13,621,279)        $13,611,009
                                                                                        ===========




                             See accompanying notes.

                      THE DENNIS FUND LIMITED PARTNERSHIP
                            STATEMENTS OF OPERATIONS
               For the Three Months Ended March 31, 1999 and 1998
                                  (Unaudited)
                                  ___________


                                                                       Three Months Ended
                                                                            March 31,
                                                                   1999                  1998
                                                                   ----                  ----
INCOME
    Commodity trading gains
       Realized  $913,291                                       $4,527,691
       Change in unrealized                                        358,854               786,108
                                                                ----------            ----------

              Gain from commodity trading                        1,272,145             5,313,799
                                                                ----------            ----------

    Fixed income securities gains (losses)
       Realized  (94,325)                                            8,938
       Change in unrealized                                         (7,154)               (3,428)
                                                                ----------            ----------

              Gain (loss) from fixed income securities            (101,479)                5,510
                                                                ----------            ----------

    Interest income                                                353,038               180,621
                                                                ----------            ----------

              Total income                                       1,523,704             5,499,930
                                                                ----------            ----------

EXPENSES
    Brokerage commissions                                          420,211               221,029
    General Partner offering fee                                   282,651               114,155
    Advisor management fee                                         174,258                81,394
    Advisor incentive fee                                                0             1,287,786
    Operating expenses                                              50,108                21,443
                                                                ----------            ----------

              Total expenses                                       927,228             1,725,807
                                                                ----------            ----------

              NET INCOME                                        $  596,476            $3,774,123
                                                                ==========            ==========

A UNITS
    NET INCOME PER A UNIT
       (based on weighted average number of
       A Units outstanding during the period)                   $    32.88            $   361.93
                                                                ==========            ==========

    INCREASE IN NET ASSET VALUE PER A UNIT                      $    32.28            $   361.00
                                                                ==========            ==========

B UNITS
    NET INCOME PER B UNIT
       (based on weighted average number of
       B Units outstanding during the period)                   $    26.91            $   339.26
                                                                ==========            ==========

    INCREASE IN NET ASSET VALUE PER B UNIT                      $    32.29            $   340.74
                                                                ==========            ==========



                             See accompanying notes.

                      THE DENNIS FUND LIMITED PARTNERSHIP
          STATEMENTS OF CHANGES IN PARTNERS' CAPITAL (NET ASSET VALUE)
               For the Three Months Ended March 31, 1999 and 1998
                                  (Unaudited)
                                  ___________

                                                                    Partners' Capital
                                    --------------------------------------------------------------------------------
                                                   A Units                                   B Units
                                    --------------------------------------    --------------------------------------
                                                   General       Limited                     General       Limited
                                       Units       Partner       Partners        Units       Partner       Partners        Total
                                       -----       -------       --------        -----       -------       --------        -----
THREE MONTHS ENDED MARCH 31, 1999

Balances at December 31, 1998       7,030.3295     $195,979    $12,663,939    12,891.7732    $232,161    $22,467,100    $35,559,179

Net income for the three months
    ended March 31, 1999                              3,459        226,627                      3,702        362,688        596,476

Additions                               0.0000            0              0     2,844.8952      49,000      5,107,516      5,156,516

Redemptions                          (155.4998)           0       (292,547)     (195.0107)          0       (355,152)      (647,699)
                                    ----------     --------    -----------    -----------    --------    -----------    -----------

Balances at March 31, 1999          6,874.8297     $199,438    $12,598,019    15,541.6577    $284,863    $27,582,152    $40,664,472
                                    ==========     ========    ===========    ===========    ========    ===========    ===========

THREE MONTHS ENDED MARCH 31, 1998

Balances at December 31, 1997       7,644.5427     $137,525    $ 9,675,138     2,981.2126    $ 40,515    $ 3,697,744    $13,550,922

Net income for the three months
    ended March 31, 1998                             38,678      2,708,746                     11,009      1,015,690      3,774,123

Additions                               0.0000            0              0     3,467.4827      53,000      5,464,602      5,517,602

Redemptions                          (105.8710)           0       (161,825)      (10.0457)          0        (15,000)      (176,825)
                                    ----------     --------    -----------    -----------    --------    -----------    -----------

Balances at March 31, 1998          7,538.6717     $176,203    $12,222,059     6,438.6496    $104,524    $10,163,036    $22,665,822
                                    ==========     ========    ===========    ===========    ========    ===========    ===========


                                               A Units                                                 B Units
                          -------------------------------------------------      --------------------------------------------------
                                       Net Asset Value Per Unit                               Net Asset Value Per Unit
                          -------------------------------------------------      --------------------------------------------------

                          March 31,  December 31,   March 31,  December 31,      March 31,   December 31,   March 31,  December 31,
                            1999         1998         1998         1997            1999          1998         1998         1997
                            ----         ----         ----         ----            ----          ----         ----         ----
                          $1,861.49   $1,829.21     $1,644.62    $1,283.62       $1,793.05    $1,760.76     $1,594.68    $1,253.94
                          =========   =========     =========    =========       =========    =========     =========    =========


                             See accompanying notes.

                      THE DENNIS FUND LIMITED PARTNERSHIP
                         NOTES TO FINANCIAL STATEMENTS
                                  (Unaudited)
                                  ___________



Note 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A.  General Description of the Partnership

            The Dennis Fund Limited Partnership (the Partnership) is a Connecticut limited partnership which operates as a commodity pool. The Partnership engages in the speculative trading of futures contracts and other financial instruments. It is subject to the regulations of the Commodity Futures Trading Commission, an agency of the United States (U.S.) government which regulates most aspects of the commodity futures industry; rules of the National Futures Association, an industry self-regulatory organization; and the requirements of commodity exchanges and Futures Commission Merchants (brokers) through which the Partnership trades.

            Investments made prior to April 30, 1997 are referred to as "A Units" and investments made on or after April 30, 1997 are referred to as "B Units." The initial net asset value per B Unit was the net asset value per A Unit at April 30, 1997. The only difference between A Units and B Units are the advisor management and incentive fee rates as further described in Note 3.

        B.  Method of Reporting

            The Partnership's financial statements are presented in accordance with generally accepted accounting principles, which require the use of certain estimates made by the Partnership's management.

        C.  Commodities

            Gains or losses are realized when contracts are liquidated. Unrealized gains or losses on open contracts (the difference between contract purchase price and market price) at the date of the statement of financial condition are included in equity in broker trading accounts. Any change in net unrealized gain or loss from the preceding period is reported in the statement of operations. Brokerage commissions include other trading fees and are charged to expense when contracts are opened.

        D.  Cash and Cash Equivalents

            Cash and cash equivalents includes cash and all highly liquid investments, including money market mutual funds and other investments with a maturity of three months or less from the date of purchase.

                      THE DENNIS FUND LIMITED PARTNERSHIP
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                  (Unaudited)
                                  ___________



Note 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        E.  Fixed Income Securities

            Fixed income securities are reported at market value plus accrued interest. Fixed income securities transactions are accounted for on the trade date. Interest income is recorded on the accrual basis.

        F.  Income Taxes

            The Partnership prepares calendar year U.S. and state information tax returns and reports to the partners their allocable shares of the Partnership's income, expenses and trading gains or losses.

        G.  Foreign Currency Transactions

            The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the statement of financial condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

Note 2. GENERAL PARTNER

        The General Partner of the Partnership is Kenmar Advisory Corp., which conducts and manages the business of the Partnership. The Limited Partnership Agreement requires the General Partner to maintain a capital account of no less than the lesser of 1% of the aggregate capital accounts of all partners or $500,000.

        Effective February 1, 1998, for managing the continuing offering of units, the General Partner receives a monthly offering fee equal to 0.25% (3% annually) of that month's beginning Net Asset Value (as defined in the Limited Partnership Agreement) of the Partnership. Prior to February 1, 1998, the General Partner received a monthly offering fee equal to .25% (3% annually) of the prior month's beginning Net Asset Value (as defined) of the Partnership. Commencing April 1998, the General Partner rebated to Million Dollar Investors (as defined in the Confidential Private Placement Memorandum and Disclosure Document) a monthly amount equal to two-thirds of the offering fee applicable to such Million Dollar Investors. Such rebates were made to Million Dollar Investors by issuing additional B Units.

                      THE DENNIS FUND LIMITED PARTNERSHIP
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                  (Unaudited)
                                  ___________



Note 3. COMMODITY TRADING ADVISOR

        The Partnership has an advisory agreement with Dennis Trading Group, Inc. (the commodity trading advisor) pursuant to which the A Units pay a monthly management fee of 1/6 of 1% (2% annually) of the month-end Net Asset Value of the subaccount (as defined in the advisory agreement) and a quarterly incentive fee equal to 25% of the Net New Trading Profits (as defined). The commodity trading advisor and General Partner each receive one-half of the management and incentive fees applicable to A Units. Pursuant to the advisory agreement, the B Units pay a monthly management fee of 1/12 of 1.75% (1.75% annually) of the month-end Net Asset Value of the subaccount (as defined) and a quarterly incentive fee equal to 27.5% of the Net New Trading Profits (as defined). The commodity trading advisor receives 3/7 of the management fee and 7/11 of the incentive fee applicable to B Units and the General Partner receives 4/7 of the management fee and 4/11 of the incentive fee applicable to B Units.

Note 4. DEPOSITS WITH BROKER

        The Partnership deposits cash with E.D. & F. Man International Inc. to act as broker subject to Commodity Futures Trading Commission regulations and various exchange and broker requirements. Margin requirements are satisfied by the deposit of cash with such broker. The Partnership earns interest income on its cash deposited with the broker.

Note 5. SUBSCRIPTIONS, DISTRIBUTIONS AND REDEMPTIONS

        Investments in the Partnership are made by subscription agreement, subject to acceptance by the General Partner. The subscription price is equal to the Net Asset Value of the units purchased plus a 5% selling commission, unless such selling commission is waived in whole or in part by the General Partner. Additions to partners' capital are shown net of such selling commissions which amounted to $84,713 and $8,925 for the three months ended March 31, 1999 and 1998, respectively.

        The amount of subscriptions receivable at March 31, 1999 of $962,707 was received by the Partnership on or prior to the third business day of April 1999.

        The Partnership is not required to make distributions, but may do so at the sole discretion of the General Partner. A Limited Partner may request and receive redemption of units owned, subject to restrictions in the Limited Partnership Agreement.

                       THE DENNIS FUND LIMITED PARTNERSHIP
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                   (Unaudited)
                                   ___________



Note 6. TRADING ACTIVITIES AND RELATED RISKS

        The Partnership engages in the speculative trading of U.S. and foreign futures contracts ("derivatives"). These derivatives include both financial and non-financial contracts held as part of a diversified trading program. The Partnership is exposed to both market risk, the risk arising from changes in the market value of the contracts, and credit risk, the risk of failure by another party to perform according to the terms of a contract.

        Purchase and sale of futures contracts requires margin deposits with the broker. Additional deposits may be necessary for any loss on contract value. The Commodity Exchange Act requires a broker to segregate all customer transactions and assets from such broker's proprietary activities. A customer's cash and other property (for example, U.S. Treasury bills) deposited with a broker are considered commingled with all other customer funds subject to the broker's segregation requirements. In the event of a broker's insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than total cash and other property deposited.

        The Partnership has a substantial portion of its assets on deposit with brokers and dealers in securities and other financial institutions in connection with its cash management activities. In the event of a financial institution's insolvency, recovery of Partnership assets on deposit may be limited to account insurance or other protection afforded such deposits. In the normal course of business, the Partnership does not require collateral from such financial institutions.

        For derivatives, risks arise from changes in the market value of the contracts. Theoretically, the Partnership is exposed to a market risk equal to the value of futures contracts purchased and unlimited liability on such contracts sold short.

        The fair value of derivatives represents unrealized gains and losses on open futures contracts. The average fair value of derivatives during the three months ended March 31, 1999 and 1998, was approximately $3,060,000 and $570,000, respectively, and the related fair value as of March 31, 1999, is approximately $1,743,000.

        Net trading results from derivatives for the three months ended March 31, 1999 and 1998, are reflected in the statement of operations and equal gain from commodity trading less brokerage commissions. Such trading results reflect the net gain arising from the Partnership's speculative trading of futures contracts.

        At March 31, 1999, the notional amount of open contracts to purchase totaled approximately $848,000,000, and the notional amount of open contracts to sell totaled approximately $452,100,000. These amounts do not represent the Partnership's risk of loss due to market and credit risk, but rather represent the Partnership's extent of involvement in derivatives at the date of the statement of financial condition.

                       THE DENNIS FUND LIMITED PARTNERSHIP
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                   (Unaudited)
                                   ___________



Note 6. TRADING ACTIVITIES AND RELATED RISKS (CONTINUED)

        The General Partner has established procedures to actively monitor market risk and minimize credit risk. The Limited Partners bear the risk of loss only to the extent of the market value of their respective investments and, in certain specific circumstances, distributions and redemptions received.

Note 7. INTERIM FINANCIAL STATEMENTS

        The statement of financial condition as of March 31, 1999 and the statements of operations and changes in partners' capital (net asset value) for the three months ended March 31, 1999 and 1998, are unaudited. In the opinion of the Partnership's management, such financial statements reflect all adjustments, which were of a normal and recurring nature, necessary for a fair presentation of financial position as of March 31, 1999 and the results of operations for the three months ended March 31, 1999 and 1998.

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholder
Kenmar Advisory Corp.


We have audited the accompanying statement of financial condition of Kenmar Advisory Corp. as of September 30, 1998. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial condition. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of financial condition presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statement of financial condition referred to above presents fairly, in all material respects, the financial position of Kenmar Advisory Corp. as of September 30, 1998, in conformity with generally accepted accounting principles.

As discussed in the notes to the statement of financial condition, Kenmar Advisory Corp. is a wholly-owned subsidiary and a member of a group of affiliated companies and, as described in the statement of financial condition and notes thereto, has extensive transactions and relationships with members of the group.





                                     ARTHUR F. BELL, JR. & ASSOCIATES, L.L.C.

Lutherville, Maryland
December 16, 1998

                             KENMAR ADVISORY CORP.
                        STATEMENT OF FINANCIAL CONDITION
                               September 30, 1998
                                  ___________





ASSETS
    Cash and cash equivalents                                       $  432,380
    Fees receivable                                                  2,449,276
    Due from affiliates, net                                         2,325,845
    Investments in affiliated commodity pools                        1,832,266
    Property and equipment, net                                        476,634
    Other assets                                                         5,063
                                                                    ----------

              Total assets                                          $7,521,464
                                                                    ==========

LIABILITIES
    Accrued expenses and other liabilities                          $2,663,940
    Obligations under capital leases                                   310,841
    Commercial loan payable                                            613,264
                                                                    ----------

              Total liabilities                                      3,588,045
                                                                    ----------

STOCKHOLDER'S EQUITY
    Common stock, $1 par value:
       Authorized - 1,000 shares; issued
          and outstanding - 100 shares                                     100
    Additional paid-in capital                                       1,479,584
    Retained earnings                                                2,453,735
                                                                    ----------

              Total stockholder's equity                             3,933,419
                                                                    ----------

              Total liabilities and stockholder's equity            $7,521,464
                                                                    ==========









                             See accompanying notes.

                              KENMAR ADVISORY CORP.
                    NOTES TO STATEMENT OF FINANCIAL CONDITION
                                   ___________



Note 1. GENERAL DESCRIPTION OF THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

        A.  General

            Kenmar Advisory Corp. (the "Company"), a registered commodity pool operator, organizes and operates commodity pools that engage in the speculative trading of futures, forwards and option contracts and receives the majority of its revenue from the management thereof.

            The Company is a wholly-owned subsidiary of Kenmar Holdings Inc. (the "Parent"), which, in turn, is wholly-owned by Kenmar Investment Associates ("KIA"). Two of the Company's officers are the sole shareholders of KAS Commodities, Inc. and MSG Commodities, Inc., respectively, which, in turn, are the sole and equal owners of KIA.

            The accompanying statement of financial condition is presented in accordance with generally accepted accounting principles, which require the use of certain estimates made by the Company's management.

        B.  Cash and Cash Equivalents

            Cash and cash equivalents include all cash and money market account balances. The Company maintains its cash and cash equivalents with primarily one financial institution. Such balances on deposit may be in excess of available federal deposit insurance.

        C.  Investments in Affiliated Commodity Pools

            The Company's investments in affiliated commodity pools, of which the Company is General Partner, Managing Owner or Managing Member, are carried at its share of the underlying equity in the net assets of the commodity pools.

        D.  Revenue Recognition

            Commissions are recognized as affiliated commodity pools place transactions with clearing brokers. Management and incentive fees accrue in accordance with the terms of the respective agreements.

        E.  Property and Equipment

            Depreciation of furniture, fixtures and office equipment is computed using the straight-line method over the estimated useful lives of the assets, which range from 5 to 7 years. Amortization of leasehold improvements is computed using the straight-line method over the lesser of the term of the related lease or the estimated useful lives of the assets.

                             KENMAR ADVISORY CORP.
             NOTES TO STATEMENT OF FINANCIAL CONDITION (CONTINUED)
                                  ___________



Note 1. GENERAL DESCRIPTION OF THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        F.  Income Taxes

            The Company is part of the Parent's consolidated group for U.S. and state income tax purposes. Income tax returns are prepared on the accrual basis of accounting on a fiscal year ended September 30. The Company uses an asset and liability approach in accounting for income taxes. The Company is allocated income tax in an amount equal to its separate tax liability computed as if it were filing individually. State taxing jurisdictions also assess taxes on bases in addition to income.

Note 2. INVESTMENTS IN AFFILIATED COMMODITY POOLS

        The Company has General Partner interests in various limited partnerships, is the Managing Owner of a trust and is the Managing Member of a limited liability company, collectively referred to as commodity pools.

        Summarized activity as of and for the year ended September 30, 1998, related to these General Partner, Managing Owner or Managing Member interests is as follows:

                                                                                            Income
                                                           Value at                         (Loss)         Value at
                                                      September 30, 1997    Additions     Allocation  September 30, 1998
                                                      ------------------    ---------     ----------  ------------------
        Kenmar Performance Partners L.P.                   $  785,206       $      0       $210,197       $  995,403
        Kenmar Venture Partners Limited Partnership           112,706              0         (2,805)         109,901
        The Dennis Fund Limited Partnership                   168,685        128,000        124,507          421,192
        Kenmar Global Trust                                   115,550         65,400         29,113          210,063
        Oberdon Partners L.L.C.                                29,109              0           (946)          28,163
        The Dennis Friends & Family Limited
             Partnership                                            0         27,437         12,768           40,205
        The Hirst Investment Fund Limited
             Partnership                                            0         25,000          2,339           27,339
                                                           ----------       --------       --------       ----------

                                                           $1,211,256       $245,837       $375,173       $1,832,266
                                                           ==========       ========       ========       ==========

                             KENMAR ADVISORY CORP.
             NOTES TO STATEMENT OF FINANCIAL CONDITION (CONTINUED)
                                  ___________



Note 2. INVESTMENTS IN AFFILIATED COMMODITY POOLS (CONTINUED)

        As General Partner, Managing Owner or Managing Member of these commodity pools, the Company conducts and manages the respective businesses of such commodity pools. Each limited partnership, trust or operating agreement requires the Company to maintain a specified investment in the respective commodity pools. The limited partnership agreement of Kenmar Performance Partners L.P. requires the Company to maintain an investment in the Partnership of 1% of Net Asset Value, up to a total of $500,000. The limited partnership agreement of The Dennis Fund Limited Partnership requires the Company to maintain a capital account of no less than the lesser of 1% of the aggregate capital accounts of all partners or $500,000. The limited partnership agreement of Kenmar Venture Partners Limited Partnership requires the Company to maintain an investment of 1% of the aggregate capital contributions as well as a net worth of not less than 10% of the total contributions to the Partnership. The operating agreement of Oberdon Partners L.L.C. requires the Company, as Managing Member, to maintain a capital account of no less than $25,000. The limited partnership agreements of The Dennis Friends & Family Limited Partnership and The Hirst Investment Fund Limited Partnership require the company to maintain a capital account of no less than the Net Asset Value of twenty-five units. The Trust Agreement of Kenmar Global Trust (KGT) requires the Company, as Managing Owner, to maintain a capital account equal to 1% of the total capital accounts of KGT. As of September 30, 1998, the minimum aggregate investments required under the terms of the agreements with these commodity pools was approximately $1,200,000. Each limited partnership agreement also requires the Company to maintain a net worth as required for the partnership to be treated as a partnership for U.S. income tax purposes. The Company, as Managing Owner of KGT, has also agreed to maintain a net worth of not less than $1,000,000. The Company is currently maintaining net worth in excess of $3,900,000.

        For managing the business of the commodity pools, the Company earns fees and commissions in accordance with the terms of the respective limited partnership, trust or operating agreements. As General Partner, Managing Owner or Managing Member, the Company has a fiduciary responsibility to the pools, and potential liability beyond the amounts recognized as an asset in the statement of financial condition. In addition, the Company has similar, shared fiduciary responsibilities in connection with two offshore investment funds sponsored by its affiliate, Kenmar Management Ltd.

        Kenmar Global Trust (KGT) is a public fund which commenced operations in May 1997. As Managing Owner, the Company has paid KGT's organizational and initial offering costs. KGT is reimbursing the Company for such costs in monthly installments of .2% of KGT's beginning of month net asset value, commencing with the first month of trading operations. As of September 30, 1998, the Company has paid $527,000, of which $412,000 has been reimbursed. The Company recorded an expense when such amounts were incurred and records the reimbursement from KGT as income when it is received. In the event KGT terminates prior to the completion of the reimbursement of such costs, the Company will not be entitled to any additional reimbursement from KGT.

                             KENMAR ADVISORY CORP.
             NOTES TO STATEMENT OF FINANCIAL CONDITION (CONTINUED)
                                  ___________



Note 2. INVESTMENTS IN AFFILIATED COMMODITY POOLS (CONTINUED)

        Summarized financial information for the most significant commodity pool, Kenmar Performance Partners L.P., as of and for the year ended September 30, 1998, is as follows:

           Assets                                                $77,740,000
           Liabilities                                             4,559,000
                                                                 -----------

                  Net asset value                                $73,181,000
                                                                 ===========

           Income                                                $38,224,000
           Expenses                                               22,676,000
                                                                 -----------

                  Net income                                     $15,548,000
                                                                 ===========


Note 3. PROPERTY AND EQUIPMENT

        At September 30, 1998, the Company's property and equipment consists of:

           Furniture and fixtures                                  $  55,231
           Office equipment                                          307,178
           Leasehold improvements                                     10,541
           Leased assets                                             585,736
                                                                   ---------

                                                                     958,686
           Less:  Accumulated depreciation and
              amortization                                          (482,052)
                                                                   ---------

                                                                   $ 476,634
                                                                   =========


        Leased assets are comprised primarily of furniture, fixtures and office equipment. Accumulated amortization related to leased assets aggregated $298,694 at September 30, 1998.

                             KENMAR ADVISORY CORP.
             NOTES TO STATEMENT OF FINANCIAL CONDITION (CONTINUED)
                                  ___________



Note 4. OBLIGATIONS UNDER LEASES

        The Company leases furniture, fixtures and office equipment under noncancelable capital leases which expire at various dates through 2001. The future minimum lease payments required by these capital leases are as follows:

               Year Ending September 30
               ------------------------

                       1999                                        $154,164
                       2000                                         150,970
                       2001                                          56,502
                                                                   --------

           Total minimum lease payments                             361,636
           Less:  Amounts representing interest                     (50,795)
                                                                   --------

           Present value of obligations under
               capital leases                                      $310,841
                                                                   ========


        The Company leases office facilities in Greenwich, Connecticut. The lease commenced in January, 1996 for an initial term of nine years with one five year option to renew. The future minimum lease payments under this noncancelable operating lease are as follows:

               Year Ending September 30
               ------------------------

                       1999                                      $  379,851
                       2000                                         403,719
                       2001                                         471,334
                       2002                                         477,300
                       2003                                         477,300
                       Thereafter                                   517,075
                                                                 ----------

                                                                 $2,726,579
                                                                 ==========


Note 5. INCOME TAXES

        The Company is included in the consolidated U.S. and state income tax returns filed by the Parent. Deferred income taxes are provided for all significant temporary differences in the recognition of assets and liabilities for tax and financial reporting purposes. These temporary differences have resulted principally from the tax benefit of operating loss carryforwards, differences in the timing of recognition of income from affiliated commodity pools, and from differences in the depreciation methods and useful lives of property and equipment.

        Income taxes payable to the Parent as of September 30, 1998, was $110,921. Such amount is included in due from affiliates on the statement of financial condition.

                             KENMAR ADVISORY CORP.
             NOTES TO STATEMENT OF FINANCIAL CONDITION (CONTINUED)
                                  ___________



Note 6. RELATED PARTY TRANSACTIONS

        The Company has extensive transactions and relationships with members of a group of affiliated companies that result in advances to and from such affiliates. The Company provides administrative, accounting, research, marketing and other services to its affiliates. The Company also pays certain expenses on behalf of the Parent that benefit the group. The Company, in turn, charges the appropriate portion of such common expenses among the affiliates.

        The following amounts are due from the affiliates at September 30, 1998:

            Members of the Parent group, net                     $1,348,294
            Kenmar Management Limited                               276,745
            Kenmar Institutional Investment
                Management L.L.C.                                   239,275
            Kenmar Global Strategies, Inc.                          136,262
            Kenmar Investment Management Limited                     11,520
            KAS Commodities, Inc.                                   114,113
            Receivables from officers                                76,645
            Other                                                   122,991
                                                                 ----------

                                                                 $2,325,845
                                                                 ==========


        No specific terms apply to the liquidation of amounts due from affiliates; however, such amounts are settled periodically. The Company has reflected its right of offset in reporting net intercompany balances in the statement of financial condition.

        As compensation for services provided to affiliated commodity pools, the Company receives from commodity brokers a portion of the brokerage commissions paid to them by the commodity pools. The Company also receives commissions, management, incentive, organization, offering, redemption and other fees directly from the commodity pools, in accordance with the respective agreements. For certain pools, the Company in turn pays management and incentive fees to the trading advisors. At September 30, 1998, the Company is owed fees of $2,396,241 from these commodity pools.

Note 7. COMMERCIAL LOAN PAYABLE AND LINE OF CREDIT AGREEMENT

        The Company entered into a line of credit agreement with a financial institution in April 1997 under which secured notes may be executed to fund specified costs incurred by the Company as Managing Owner of Kenmar Global Trust (KGT). The aggregate borrowings may not exceed $1,000,000. Each note executed under the agreement is payable in eighteen equal monthly installments. Interest is payable monthly at a floating rate, which is based upon the higher of: a) the Federal Funds Rate plus .5%, or b) the Prime Rate, as specified in the agreement. The average interest rate is approximately 8.5% as of September 30, 1998, for all notes outstanding.

                             KENMAR ADVISORY CORP.
             NOTES TO STATEMENT OF FINANCIAL CONDITION (CONTINUED)
                                  ___________



Note 7. COMMERCIAL LOAN PAYABLE AND LINE OF CREDIT AGREEMENT (CONTINUED)

        Amounts outstanding under the agreement are secured by the amounts due to the Company from KGT and the intercompany note to an affiliate from Kenmar Management Limited. The agreement also contains certain covenants which, if not met, could subject amounts outstanding under the agreement to accelerated repayment.

        At September 30, 1998, notes totaling $613,264 are outstanding under this line of credit agreement, of which $552,370 is due within twelve months.

Note 8. TRADING ACTIVITIES AND RELATED RISKS

        The commodity pools for which the Company is either the General Partner, Managing Owner or Managing Member engage in the speculative trading of futures contracts, options on futures contracts and forward contracts (collectively, "derivatives") in U.S. and foreign markets. Theoretically, the commodity pools, and therefore, the Company, as General Partner, Managing Owner or Managing Member, are exposed to both market risk (the risk arising from changes in the market value of the contracts) and credit risk (the risk of failure by another party to perform according to the terms of a contract). The commodity pools are exposed to market risk equal to the value of contracts purchased and unlimited liability on contracts sold short. Written options expose the commodity pools to potentially unlimited liability and purchased options expose the commodity pools to a risk of loss limited to the premiums paid. Since forward contracts are traded in unregulated markets between principals, the commodity pools also assume the risk of loss from counterparty nonperformance.

        The commodity pools have a substantial portion of their assets on deposit with futures commission merchants, brokers and dealers in securities and other financial institutions in connection with trading and cash management activities. In the event of a financial institution's insolvency, recovery of partnership, trust or company assets on deposit may be limited to account insurance or other protection afforded such deposits.

        The fair value of derivatives represents unrealized gains and losses on open futures and forward contracts, and the market value of option contracts. The average month-end fair value of open derivatives held by the commodity pools during the year ended September 30, 1998, was approximately $6,640,000. The related year-end fair value was approximately $6,264,000.

        At September 30, 1998, the notional amount of open contracts is as follows:

                                             Contracts to      Contracts to
                                               Purchase            Sell
                                               --------            ----

            Derivatives (excluding
                purchased options)           $1,083,000,000    $747,800,000
            Purchased options                     3,200,000         100,000

                              KENMAR ADVISORY CORP.
              NOTES TO STATEMENT OF FINANCIAL CONDITION (CONTINUED)
                                   ___________



Note 8. TRADING ACTIVITIES AND RELATED RISKS (CONTINUED)

        The Company, as General Partner, Managing Owner or Managing Member, has established procedures to actively monitor and minimize market and credit risk.

                             KENMAR ADVISORY CORP.
                        STATEMENT OF FINANCIAL CONDITION
                                 March 31, 1999
                                  (Unaudited)
                                  ___________





ASSETS
    Cash and cash equivalents                                        $1,198,981
    Fees receivable                                                     593,882
    Due from affiliates, net                                          3,582,719
    Investments in affiliated commodity pools                         1,801,450
    Property and equipment, net                                         467,219
    Other assets                                                          6,978
                                                                     ----------

              Total assets                                           $7,651,229
                                                                     ==========

LIABILITIES
    Accrued expenses and other liabilities                           $2,559,521
    Obligations under capital leases                                    250,850
    Commercial loan payable                                             593,539
                                                                     ----------

              Total liabilities                                       3,403,910
                                                                     ----------

STOCKHOLDER'S EQUITY
    Common stock, $1 par value:
       Authorized - 1,000 shares; issued
          and outstanding - 100 shares                                      100
    Additional paid-in capital                                        1,534,084
    Retained earnings                                                 2,713,135
                                                                     ----------

              Total stockholder's equity                              4,247,319
                                                                     ----------

              Total liabilities and stockholder's equity             $7,651,229
                                                                     ==========











                             See accompanying notes.

                              KENMAR ADVISORY CORP.
                    NOTES TO STATEMENT OF FINANCIAL CONDITION
                                   (Unaudited)
                                   ___________


The interim statement of financial condition as of March 31, 1999 is unaudited and does not include all disclosures required by generally accepted accounting principles. Such interim statement of financial condition should be read in conjunction with the Company's audited statement of financial condition as of September 30, 1998, included on the preceding pages. In the opinion of management, such financial statement reflects all adjustments, which were of a normal and recurring nature, necessary for a fair presentation of financial position as of March 31, 1999.

Subsequent to September 30, 1998, the Company entered into a partnership agreement with The Hirst Investment 2X Fund Limited Partnership. The Company, as General Partner, is required to maintain its capital account at no less that the Net Asset Value of twenty-five (25) units. The Company had 25.6497 units with a Net Asset Value of $21,000 in its capital account as of March 31, 1999.

As discussed in Note 2 of the September 30, 1998 audited statement of financial condition, the remaining organizational and initial offering costs of Kenmar Global Trust have been fully reimbursed as of March 31, 1999.